Exhibit 2ii

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
dated as of January 31, 2016
by and among
STAR ACQUISITION SUB INC.
SAGE PRODUCTS HOLDINGS II, LLC
MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.
MDCP VI-C SAGE HOLDINGS, INC.
THOMAS GLANZMANN
TG SP HOLDINGS CORP.
MADISON DEARBORN PARTNERS VI-B, L.P.
MDP SAGE HOLDINGS, LLC
SAGE PRODUCTS HOLDINGS, LLC
SAGE PRODUCTS HOLDINGS, LLC, solely in its capacity as the Seller Representative
and
STRYKER CORPORATION, solely for purposes of Section 12.19

Table of Contents
Page

Article I Purchase and Sale of Securities	2

Section 1.1	Purchase and Sale of Securities 2

Section 1.2	Closing 3

Section 1.3	The Closing Transactions 3

Section 1.4	Closing Deliveries and Payments 3

Section 1.5	Withholding Rights 5

Section 1.6	Escrow Fund 5

Article II Purchase Price; Post-Closing Adjustment	6

Section 2.1	Purchase Price 6

Section 2.2	Final Closing Balance Sheet Calculation 9

Section 2.3	Post-Closing Adjustment Payment 10

Article III Representations and Warranties of the Company	11

Section 3.1	Organization, Standing and Organizational Power 11

Section 3.2	Authority; Noncontravention 12

Section 3.3	Governmental Approvals 12

Section 3.4	Subsidiaries 13

Section 3.5	Capitalization 13

Section 3.6	Financial Statements; Undisclosed Liabilities 15

Section 3.7	Absence of Certain Changes 16

Section 3.8	Legal Proceedings 18

Section 3.9	Compliance With Laws; Permits 18

Section 3.10	Tax Matters 20

Section 3.11	Employee Benefits Matters 23

Section 3.12	Environmental Matters 25

Section 3.13	Intellectual Property 26

Section 3.14	Property 31

Section 3.15	Material Contracts 32

Section 3.16	Brokers and Other Advisors 34

Section 3.17	Employees 34

Section 3.18	Insurance 36

Section 3.19	Regulatory Matters 36

Section 3.20	Affiliate Transactions 39

Section 3.21	Products Liability 40

Section 3.22	Customers and Suppliers 40

Section 3.23	No Other Representations or Warranties 40

Article IV Representations and Warranties of TG Blocker	40

Section 4.1	Organization, Standing and Organizational Power 40

Section 4.2	Authority; Noncontravention 41

Section 4.3	Subsidiaries 41

Section 4.4	Capitalization 41

Table of Contents (cont'd)
Page

Section 4.5	Conduct of Business 42

Section 4.6	Tax Matters 42

Section 4.7	Brokers and Other Advisors 44

Section 4.8	Litigation 44

Section 4.9	No Other Representations or Warranties 44

Article V Representations and Warranties of the Sellers	45

Section 5.1	Organization, Standing and Organizational Power 45

Section 5.2	Authority; Noncontravention 45

Section 5.3	Ownership of Purchased Securities 46

Section 5.4	Governmental Approvals 46

Section 5.5	Brokers and Other Advisors 46

Section 5.6	Litigation 46

Section 5.7	Restructuring 47

Section 5.8	Call Option Agreement 47

Section 5.9	No Other Representations or Warranties 47

Article VI Representations and Warranties of Purchaser	47

Section 6.1	Organization, Standing and Organizational Power of Purchaser 47

Section 6.2	Authority; Noncontravention 48

Section 6.3	Governmental Approvals 48

Section 6.4	Brokers and Other Advisors 48

Section 6.5	Sufficient Funds 49

Section 6.6	Legal Proceedings 49

Section 6.7	Investment Representation 49

Section 6.8	No Other Representations or Warranties 49

Article VII Covenants	49

Section 7.1	Conduct of Business 49

Section 7.2	Ordinary Conduct of TG Blocker 53

Section 7.3	Exclusivity 53

Section 7.4	Payoff Letters 53

Section 7.5	Reasonable Best Efforts 53

Section 7.6	Public Announcements 55

Section 7.7	Access to Information; Contact with Employees, Customers and
Suppliers; Confidentiality                        56

Section 7.8	Access to Books and Records 58

Section 7.9	Indemnification and Insurance 58

Section 7.10	No Control of Other Party's Business 60

Section 7.11	Employee Matters 60

Section 7.12	Land Purchase Agreement 62

Section 7.13	Termination of Related Party Agreements 62

Section 7.14	Restructuring Transactions 62

Section 7.15	Call Option Agreement 63

Table of Contents (cont'd)
Page
Article VIII Conditions Precedent                                63

Section 8.1	Conditions to Each Party's Obligation 63

Section 8.2	Conditions to Obligations of Purchaser 63

Section 8.3	Conditions to Obligations of the Sellers 64

Article IX Termination	65

Section 9.1	Termination 65

Section 9.2	Effect of Termination 66

Article X Certain Tax Matters	66

Section 10.1	Responsibility for Filing Tax Returns 66

Section 10.2	Filing and Amendment of Tax Returns 67

Section 10.3	Transfer Taxes 68

Section 10.4	Tax Contests 68

Section 10.5	Tax Dispute Resolution 69

Section 10.6	Cooperation 69

Section 10.7	Purchase Price Allocation and Tax Treatment 70

Article XI Indemnification	71

Section 11.1	Survival 71

Section 11.2	Indemnification by Sellers 71

Section 11.3	Indemnification by Purchaser 73

Section 11.4	Third Party Claim Indemnification Procedures 74

Section 11.5	Direct Claims 77

Section 11.6	Adjustment to Losses 77

Section 11.7	Payments 78

Section 11.8	Characterization of Indemnification Payments 78

Section 11.9	Mitigation 78

Section 11.10	Exclusive Remedy 79

Article XII Miscellaneous	79

Section 12.1	Acknowledgement by Purchaser 79

Section 12.2	Seller Representative 81

Section 12.3	Fees and Expenses 83

Section 12.4	Amendment or Supplement 83

Section 12.5	Waiver 83

Section 12.6	Assignment 83

Section 12.7	Counterparts 83

Section 12.8	Entire Agreement; Third Party Beneficiaries 84

Section 12.9	Governing Law; Jurisdiction 84

Section 12.10	Specific Enforcement 84

Section 12.11	WAIVER OF JURY TRIAL 85

Section 12.12	Notices 85

Section 12.13	Severability 87

Section 12.14	Definitions 87

Section 12.15	Interpretation 103

Table of Contents (cont'd)
Page

Section 12.16	No Recourse 104

Section 12.17	Provision Respecting Legal Representation 104

Section 12.18	Delivery by Electronic Transmission 105

Section 12.19	Guarantee 105

Exhibits
Exhibit A - Restructuring Transactions
Exhibit B - Form of Call Option Assignment
Exhibit C-1 - Form of Company FIRPTA Certificate
Exhibit C-2 - Form of TG Blocker FIRPTA Certificate
Exhibit C-3 - Form of MDP VI-C FIRPTA Certificate
Exhibit D - Definition of Net Working Capital Amount
Exhibit E - Rules of Engagement for Valuation Firm
Exhibit F - Allocation Schedule
Exhibit G - Illustrative Calculation of Net Working Capital Amount
Exhibit H - Form of Escrow Agreement
Exhibit I-1 - Form of Company Unit Transfer Power
Exhibit I-2 - Form of TG Blocker Stock Transfer Power

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT, dated as of January 31, 2016 (this "Agreement"), is entered into by and among Star Acquisition Sub Inc., a Delaware corporation ("Purchaser"), Stryker Corporation, a Michigan corporation ("Parent"), solely for purposes of Section 12.19, Sage Products Holdings II, LLC, a Delaware limited liability company (the "Company"), Madison Dearborn Capital Partners VI-C, L.P., a Delaware limited partnership ("MDP VI-C"), MDCP VI-C Sage Holdings, Inc., a Delaware corporation ("VI-C Holdco"), Thomas Glanzmann ("TG"), TG SP Holdings Corp., a Delaware corporation ("TG Blocker"), Madison Dearborn Partners VI-B, L.P., a Delaware limited partnership ("GP"), MDP Sage Holdings, LLC, a Delaware limited liability company ("MDP HoldCo"), Sage Products Holdings, LLC, a Delaware limited liability company ("Holdings" and, collectively with MDP HoldCo and GP, the "Unit Sellers" and each individually a "Unit Seller"), and Sage Products Holdings, LLC, solely in its capacity as the representative for the Sellers (the "Seller Representative"). The Unit Sellers together with TG and MDP VI-C are referred to collectively as the "Sellers" and each individually as a "Seller." Defined terms used herein have the meanings set forth in Section 12.14.
W I T N E S S E T H
WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, the Sellers and the Company will have consummated the transactions set forth on Exhibit A (collectively, the "Restructuring Transactions");
WHEREAS, immediately following the consummation of the Restructuring Transactions (but prior to the Closing), TG Blocker, VI-C Holdco and the Unit Sellers will constitute all of the members of the Company and will be the record and beneficial owners of all of the issued and outstanding membership interests in the Company denominated as "Common Units" pursuant to the Company LLC Agreement (collectively, the "Company Units");
WHEREAS, MDP VI-C holds an option to purchase the Company Units owned by VI-C Holdco (the "Call Option") pursuant to the Option Agreement, effective as of December 13, 2012, by and between VI-C Holdco and MDP VI-C (as amended as of February 28, 2013 and January 28, 2016, the "Call Option Agreement");
WHEREAS, on the terms and subject to the conditions set forth in this Agreement and the Call Option Agreement, Purchaser desires to purchase from MDP VI-C, and MDP VI-C desires to sell to Purchaser, the Call Option for the consideration described herein;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement and the Call Option Agreement, Purchaser desires to exercise the Call Option following such purchase (for the avoidance of doubt, following the Restructuring Transactions);
WHEREAS, TG is the record and beneficial owner of all of the issued and outstanding shares of capital stock of TG Blocker (the "Shares" and, together with the Company Units (other than those subject to the Call Option and those to be held by TG Blocker) and the Call Option, the "Purchased Securities");

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from TG, and TG desires to sell to Purchaser, all of the Shares for the consideration described herein;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Unit Sellers, and the Unit Sellers desire to sell to Purchaser, all of the Company Units (other than those subject to the Call Option and those to be held by TG Blocker), following the consummation of the Restructuring Transactions, for the consideration described herein; and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Restructuring Transactions, the sale by and purchase from the Unit Sellers of all the Company Units (other than those subject to the Call Option and those to be held by TG Blocker), the sale by and purchase from TG of all the Shares and Purchaser's exercise of the Call Option, Purchaser is to, directly or indirectly, own all of the Company Units.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser, the Company, VI-C Holdco, TG Blocker and Sellers (each, a "Party" and, collectively, the "Parties") hereby agree as follows:
ARTICLE I

PURCHASE AND SALE OF SECURITIES

Section 1.1    Purchase and Sale of Securities. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall purchase and acquire, and each Seller shall sell, assign, transfer and convey to Purchaser, free and clear of all Liens other than restrictions on transfer expressly set forth in the Company Charter Documents or restrictions on transfer expressly set forth in the TG Blocker Charter Documents or general restrictions on transfer arising under the Securities Act and applicable state securities Laws, the Purchased Securities held by such Seller as follows: (a) from each Unit Seller, the Company Units then held by it, which (together with the Company Units to be sold by the other Unit Sellers) shall constitute all Company Units (other than those subject to the Call Option, which shall be purchased and acquired by Purchaser pursuant to Section 1.3(b), and those to be held by TG Blocker, which shall be indirectly purchased and acquired by Purchaser pursuant to Section 1.3(c)); (b) from MDP VI-C, the Call Option; and (c) from TG, the Shares. Each such purchase is a separate purchase hereunder. Each Seller shall be entitled to receive in respect of and in consideration of the foregoing sale of such Seller's Purchased Securities (i) the portion of the Closing Purchase Price under the heading "Closing Purchase Price and Call Option Exercise Price" set forth on the Allocation Schedule (as determined pursuant to Section 2.1(a)) opposite such Seller's name (provided that Purchaser's sole obligation with respect thereto shall be to fulfill its obligations under Section 1.4(a)), (ii) any consideration paid or payable to the Sellers pursuant to, and in accordance with, Section 2.3 (including from the Adjustment Escrow Account) (provided that Purchaser's sole obligation with respect thereto shall be to fulfill its obligations under Section 2.3) and (iii) any distribution of any remaining portion of the

Representative Holdback Amount to the Sellers pursuant to Section 12.2(e) (provided that Purchaser's sole obligation with respect thereto shall be to fulfill its obligations under Section 1.4(d)) (collectively, "Consideration").

Section1.2    Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654 at 10:00 a.m. (Chicago time) on the date that is two Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) by the Party entitled to the benefit of such conditions at the Closing of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the Party entitled to the benefit of such conditions) at the Closing of those conditions at such time), or on such other date, time or place as is agreed to in writing by Purchaser and the Seller Representative; provided, the Closing shall not occur before April 1, 2016 without the prior written consent of Purchaser (which consent is in the sole discretion of Purchaser). The date on which the Closing occurs is referred to herein as the "Closing Date."

Section1.3    The Closing Transactions. At the Closing, Purchaser and each Seller shall, on the terms and subject to the conditions set forth in this Agreement, engage in the following transactions applicable to such party in the following order:

(a)MDP VI-C shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from MDP VI-C, the Call Option.

(b)Purchaser shall exercise the Call Option in accordance with the terms of this Agreement and the Call Option Agreement, including the payment of the exercise price thereunder as set forth on the Allocation Schedule (as determined pursuant to Section 2.1(a)) (the "Call Option Exercise Price") to VI-C Holdco (or its designee) pursuant to Section 1.4(a), and VI-C Holdco shall deliver and/or assign the Company Units then subject to the Call Option to Purchaser.

(c)TG shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from TG, the Shares.

(d)Each Unit Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from each Unit Seller, the Company Units then held by such Unit Seller.

Section1.4    Closing Deliveries and Payments. At the Closing, on the terms and subject to the conditions set forth in this Agreement:

(a)    Payment of Closing Purchase Price and Call Option Exercise Price. Purchaser shall pay, or cause to be paid, an aggregate amount equal to the sum of the Closing Purchase Price and the Call Option Exercise Price to the Seller Representative (for the benefit of the Sellers) and VI-C Holdco in the amounts set forth under the heading "Closing Purchase Price and Call Option Exercise Price" opposite their name on the Allocation Schedule (as determined pursuant to Section 2.1(a)) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative to Purchaser at least two Business Days prior to the Closing Date.

(b)    Transfer Documents. (a) Each Unit Seller, with respect to the Company Units then held by it, (b) TG, with respect to the Shares, and (c) VI-C Holdco, with respect to the Company Units subject to the Call Option, shall deliver to Purchaser certificates (to the extent such interests are certificated) representing all of such Seller's Purchased Securities, duly endorsed (or accompanied by duly executed transfer powers substantially in the forms attached hereto as Exhibit I-1 and I-2, as applicable) for transfer to Purchaser.

(c)    Assignment of Call Option. MDP VI-C and Purchaser shall execute an assignment agreement, substantially in the form of Exhibit B attached hereto, assigning all of MDP VI-C's right to the Call Option to Purchaser.

(d)    Seller Representative Holdback. An amount equal to $5,000,000 (such initial deposit, as it may be increased or decreased as provided below in this Section 1.4(d), the "Representative Holdback Amount") shall be delivered by Purchaser to the Seller Representative at the Closing, on behalf of the Sellers, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative to Purchaser at least two Business Days prior to the Closing Date. The portion of the Representative Holdback Amount delivered to, and held by, the Seller Representative on behalf of each such Seller shall be allocated in proportion to each Seller's Residual Percentage. The Seller Representative is entitled to pay on behalf of the Sellers and, to the extent paid by the Seller Representative from its own funds, to obtain reimbursement for any fees, costs and expenses incurred by the Seller Representative in the performance of its roles hereunder from the Representative Holdback Amount. The Seller Representative may increase or decrease the amount of the Representative Holdback Amount by written notice to Purchaser at least two Business Days prior to the Closing Date.

(e)    Debt Payoff. At the Closing, Purchaser shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Estimated Indebtedness Amount owed to the Payoff Persons, in accordance with any such payoff letters provided by the Company to Purchaser pursuant to Section 7.4, by wire transfer of immediately available funds to the account(s) designated in such payoff letters by the holders of such Estimated Indebtedness Amount.

(f)    Transaction Expenses Payment. At the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses in accordance with the Closing Statement by wire transfer of immediately available funds to the account(s) as may be specified therein or such other reasonable method of payment as may be specified therein.

(g)    FIRPTA Certificate. At the Closing, (i) the Company shall deliver a certification, in form and substance as described in Treasury Regulations Section 1.1445-11T(d)(2), and substantially in the form attached hereto as Exhibit C-1, that either (a) fifty percent or more of the value of the gross assets of the Company does not consist of United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder ("USRPIs") or (b) ninety percent or more of the value of the gross assets of the Company does not consist of USRPIs plus cash or cash equivalents, (ii) TG Blocker shall deliver a certification dated as of the Closing Date, in form and substance as described in Treasury Regulations issued under Sections 1445 and 897 of the Code, and substantially in the form attached hereto as Exhibit C-2, that TG Blocker is not, and has not been in the five-year period preceding the Closing Date, a "United States real property holding corporation" within the meaning of Code Section 897(c)(2), together with a completed notice (in substantially the form attached to Exhibit C-2) to be mailed to the IRS by Purchaser following the Closing, and (iii) MDP VI-C shall deliver a certification, dated as of the Closing Date, and in form and substance as described in Treasury Regulations under Section 1445 of the Code, and substantially in the form attached hereto as Exhibit C-3, that MDP VI-C is not a foreign person within the meaning of Section 1445 and the Treasury Regulations thereunder; provided that the sole recourse for failing to deliver any such form is to withhold under Section 1.5 to the extent required.

(h)    Resignations. Unless Purchaser requires otherwise by written notice to the Company at least 10 days prior to the Closing Date, the Company shall deliver resignations from the directors of the Company and TG shall deliver resignations from the directors of TG Blocker, in each case in customary form and substance and effective as of the Closing.

(i)    Escrow. Purchaser shall deliver (i) an amount equal to the Escrow Deposit, in immediately available funds, to an account or accounts specified by Wells Fargo Bank, National Association, a national banking association (the "Escrow Agent"), pursuant to instructions given to Purchaser by the Escrow Agent no later than two Business Days prior to the Closing Date, which Escrow Deposit shall be held, safeguarded and released pursuant to the terms of the Escrow Agreement, and (ii) a duly executed counterpart of the Escrow Agreement, executed by Purchaser. The Seller Representative shall deliver a duly executed counterpart of the Escrow Agreement, executed by the Seller Representative.

Section1.5    Withholding Rights. Purchaser shall be entitled to deduct and withhold from any payment to the Seller Representative, any Seller or any other Person under this Agreement such amounts as any of them is required to deduct and withhold with respect to the sale of the Company Units, the Shares or the Call Option, as applicable. Before making any such deduction or withholding, Purchaser shall provide the Seller Representative, such Seller or such other Person on behalf of which such deduction or withholding is proposed to be made 30 days' advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Purchaser shall (at the Seller Representative's, such Seller's or such other Person's cost, as the case may be) cooperate with any reasonable request from the Seller Representative, such Seller or such other Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller Representative, such Seller or such other Person in respect of which such deduction and withholding was made.

Section1.6    Escrow Fund.

(a)    Adjustment Escrow Funds. Promptly following the determination of the Final Closing Purchase Price, Purchaser and the Seller Representative shall jointly direct the Escrow Agent in writing to distribute to Purchaser and/or the Seller Representative, as applicable, in accordance with the terms of this Agreement and the Escrow Agreement, the amount, if any, payable thereto pursuant to Section 2.3.

(b)    Indemnity Escrow Funds. Promptly following the Final Determination of any claim made by any Purchaser Indemnified Party pursuant to Article XI, Purchaser and the Seller Representative shall direct the Escrow Agent to distribute from the Indemnity Escrow Account an amount equal to the amount Finally Determined to be payable to such Purchaser Indemnified Party in connection with such claim, if any, in each case in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement.  Promptly following the date that is 12 months after the Closing Date, Purchaser and the Seller Representative shall jointly direct the Escrow Agent in writing to distribute any remaining amounts in the Indemnity Escrow Account to the Seller Representative (for the benefit of the Sellers); provided that, to the extent there are any pending and unresolved claims (or resolved but unpaid claims) for indemnification under Article XI for which notice has been timely provided, the portion of the Indemnity Escrow Account in an amount equal to the amount claimed pursuant to such pending and unresolved claims or resolved but unpaid claims (and if the amounts claimed, whether pending and unresolved or resolved and unpaid, equal or exceed the amount then held in the Indemnity Escrow Account, all of such amount then held) shall be retained in the Indemnity Escrow Account in accordance with the Escrow Agreement and shall be released in accordance with the procedures set forth in this Agreement and the Escrow Agreement.  Thereafter, promptly following the Final Determination of any pending and unresolved claim for indemnification under Article XI, Purchaser and the Seller Representative shall jointly direct the Escrow Agent in writing to distribute in accordance with such Final Determination any remaining portion of the Indemnity Escrow Funds in the Indemnity Escrow Account held back with respect to such claim that is to be paid to any Purchaser Indemnified Party in accordance with such Final Determination and to distribute to the Seller Representative (for the benefit of the Sellers) the balance of any remaining portion of the Indemnity Escrow Funds in the Indemnity Escrow Account held back with respect to such claim in accordance with, and subject to the conditions of, this Agreement and the Escrow Agreement.

ARTICLE II

PURCHASE PRICE; POST-CLOSING ADJUSTMENT

Section 2.1    Purchase Price.
(a)    The Allocation Schedule shall be based on the beneficial ownership of the Company by the Sellers and shall set forth the allocation among the Sellers and VI-C Holdco of the Consideration to be paid by Purchaser pursuant to this Agreement and the Call Option Agreement. At least two Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver to Purchaser an updated and filled in version of the Allocation Schedule; provided, however, that if, after delivery of the Allocation Schedule pursuant to the foregoing, the Closing Statement is revised pursuant to Section 2.1(d), then the Seller Representative may deliver a further updated Allocation Schedule to Purchaser prior to Closing. If Purchaser disagrees in good faith with such updated or revised updated Allocation Schedule based on the direct and indirect beneficial ownership of the Company by the Sellers as of the Closing, the Closing shall not be delayed and the Parties shall, following the Closing, negotiate in good faith, and, if necessary, the Tax Accountant shall determine and prepare the Allocation Schedule based on the direct and indirect beneficial ownership of the Company as of the Closing, in each case pursuant to Section 10.5, except, for this purpose, the fees and expenses of the Tax Accountant shall be borne by the Party which, in the conclusive judgment of the Tax Accountant, is not the prevailing party.

(b)    The Allocation Schedule as determined pursuant to Section 2.1(a) shall be the Allocation Schedule for all purposes hereunder. It is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Sellers except as set forth in Section 2.1(a), and that Purchaser (and, on and after the Closing, the Company) shall be entitled to rely thereon, without any obligation to investigate or verify the accuracy or correctness thereof and to make payments in accordance therewith.

(c)    At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a written statement, together with reasonable supporting detail (the "Closing Statement"), setting forth:

(i)the Company's good faith estimates of (A) the Cash Amount (the "Estimated Cash Amount"), (B) the Indebtedness Amount (the "Estimated Indebtedness Amount"), (C) the Net Working Capital Amount (the "Estimated Net Working Capital Amount"), (D) the Transaction Expenses (the "Estimated Transaction Expenses") and (E) the SmartMed Estimated 2016 Earnout Payment Amount;

(ii)a list of, and, as applicable, payment instructions for the payment of, the Estimated Transaction Expenses (along with supporting invoices or other evidence to the extent received (it being understood that the Company shall use its commercially reasonable efforts to obtain such supporting invoices or other evidence in advance of the Company's delivery of the Closing Statement, and if they cannot be so obtained, shall continue to use commercially reasonable efforts to obtain such supporting evidence or other evidence prior to the Closing)); and

(iii)the calculation of the Closing Purchase Price.

(d)    After the delivery of the Closing Statement, Purchaser and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives during normal business hours (i) the Company's and its Subsidiaries' working papers and the working papers of the Company's independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Estimated Cash Amount, Estimated Net Working Capital Amount, Estimated Indebtedness Amount and Estimated Transaction Expenses and (ii) the relevant books and records of the Company and its Subsidiaries relating to the Cash Amount, the Net Working Capital Amount, the Indebtedness Amount or the Transaction Expenses, and the Company and its Representatives shall reasonably assist Purchaser and its representatives in their review of the Closing Statement and reasonably cooperate with respect thereto. In the event Purchaser notifies the Company in writing prior to the Closing that it disputes any amount set forth in the Closing Statement together with an explanation of its position (subject to the Company having materially complied with its obligations under this Section 2.1(d)), the Company shall (A) correct any manifest computational error in the Closing Statement and (B) cooperate with Purchaser in good faith to resolve any such dispute as promptly as practicable prior to the Closing Date; provided that such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Estimated Cash Amount, Estimated Indebtedness Amount, Estimated Transaction Expenses or Estimated Net Working Capital Amount than those used in the preparation of the Latest Audited Balance Sheet, except as otherwise set forth in the definition of Net Working Capital Amount, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. If, prior to the Closing, Purchaser and the Company agree in writing to the modification of any component on the Closing Statement, then such components of the Closing Statement shall be modified as so agreed and an updated Allocation Schedule shall be prepared in accordance with Section 2.1(a). Otherwise (including if any such dispute is not resolved), the Closing Statement shall be as delivered by the Company pursuant to Section 2.1(c) and the Closing shall not be delayed (it being understood and agreed by the Parties that any Closing Purchase Price disputes not raised or resolved prior to the Closing shall not be deemed waived or thereafter barred from being asserted by Purchaser pursuant to Section 2.2).

(e)    From the open of business on the Closing Date and until the time immediately preceding the Closing, the Company shall not, and shall not permit any of its Subsidiaries to, make any dividend or distributions of Cash or incur any Indebtedness or Transaction Expenses (other than as already fully reflected in the Closing Statement) or use any Cash to pay any Transaction Expenses or to repay any Indebtedness. If, as a result of a breach by the Company of any of its covenants contained in this Section 2.1(e), Cash, Transaction Expenses or Indebtedness shall have changed between the open of business on the Closing Date and the time immediately preceding the Closing, then any such changes shall be included in the calculation of Cash Amount, Transaction Expenses and/or Indebtedness Amount (as the case may be) for purposes of the Closing Statement.

(f)    For purposes of this Agreement, the term "Closing Purchase Price" means (i) $2,775,000,000 (the "Base Purchase Price"), minus (ii) the Estimated Indebtedness Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (v) the Estimated Cash Amount, minus (vi) the Estimated Transaction Expenses, minus (vii) the Call Option Exercise Price, minus (viii)  the Representative Holdback Amount, minus (ix) the SmartMed Estimated 2016 Earnout Payment Amount, minus (x) the Escrow Deposit.

(g)    For purposes of this Agreement, the term "Final Closing Purchase Price" means (i) the Base Purchase Price, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 2.2 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital Amount as finally determined pursuant to Section 2.2, plus (v) the Cash Amount as finally determined pursuant to Section 2.2, minus (vi) the Transaction Expenses as finally determined pursuant to Section 2.2, minus (vii) the Call Option Exercise Price, minus

(viii) the Representative Holdback Amount, minus (ix) the SmartMed Estimated 2016 Earnout Payment Amount, minus (x) the Escrow Deposit.

Section 2.2    Final Closing Balance Sheet Calculation. As promptly as possible, but in any event within 60 days after the Closing Date, Purchaser shall deliver to the Seller Representative a statement, together with reasonable supporting detail, showing the calculation of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount and the SmartMed Estimated 2016 Earnout Payment Amount (the "Preliminary Statement"). Notwithstanding anything to the contrary in this Agreement, the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount shall be determined on a consolidated basis in accordance with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet, except as otherwise set forth in the definition of Net Working Capital Amount, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. The Parties agree that the purpose of determining the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount and the related purchase price adjustment contemplated by this Section 2.2 (including any estimates of the foregoing) is to (a) measure the Cash Amount, Indebtedness Amount and Transaction Expenses and (b) measure changes in the Net Working Capital Amount against the Target Net Working Capital Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Cash Amount, Indebtedness Amount, Transaction Expenses or Net Working Capital Amount that are different from those contemplated by the foregoing provisions of this Section 2.2. The Seller Representative and its Representatives shall be permitted full access (during normal business hours) to review the Company's and its Subsidiaries' books and records and any work papers (including, if any, those of the Company's independent accountants) related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. The Seller Representative and its Representatives may make reasonable inquiries of Purchaser, the Company and their respective accountants regarding questions or disagreements, and Purchaser shall use its, and shall cause the Company and its Subsidiaries to use their, reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries. At the request of the Seller Representative, the Company shall make available during normal business hours its and its Subsidiaries' personnel and Representatives to advise and assist the Seller Representative in its review of the Preliminary Statement and any objections or disputes with respect thereto. If the Seller Representative has any objections to the Preliminary Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections thereto, showing in reasonable detail, to the extent available to the Seller Representative, and subject to Purchaser and the Company having materially complied with their obligations under this Section 2.2, the Seller Representative's explanation for its position (an "Objections Statement"). Any items or amounts not disputed in the Objections Statement will be final, binding and non-appealable by the Parties. If an Objections Statement is not delivered to Purchaser within 45 days after delivery of the Preliminary Statement to the Seller Representative, the Preliminary Statement shall be final, binding and non-appealable by the Parties, and the Seller Representative shall be deemed to have waived any rights to object to the Preliminary Statement or deliver an Objections Statement. The Seller Representative and Purchaser shall negotiate in good faith to resolve any such objections, but if and to the extent they do not reach a final resolution within 30 days after the delivery of the

Objections Statement, the Seller Representative and Purchaser shall submit such dispute to KPMG LLP (the "Valuation Firm"). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount, SmartMed Estimated 2016 Earnout Payment Amount, and the resulting Final Closing Purchase Price calculated with reference to such amounts (solely to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit E. The Parties shall cooperate with the Valuation Firm during the term of its engagement. The determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount, SmartMed Estimated 2016 Earnout Payment Amount, and the resulting Final Closing Purchase Price calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the Parties on the date the Valuation Firm delivers its final resolution in writing to the parties. If any unresolved objections are submitted to the Valuation Firm, then, for purposes of this Section 2.2, Purchaser shall be the prevailing party in such proceeding if a majority of the dollar amount of the unresolved objections are decided by the Valuation Firm in favor of Purchaser, and the Seller Representative shall be the prevailing party if a majority of the dollar amount of the unresolved objections are decided by the Valuation Firm in favor of the Seller Representative. The Party that is not the prevailing party shall pay all of the fees, costs and expenses of the Valuation Firm.

Section 2.3    Post-Closing Adjustment Payment.

(a)    If the Final Closing Purchase Price is greater than the Closing Purchase Price, (i) Purchaser shall promptly (but in any event within five Business Days) pay, or cause to be paid, to the Seller Representative (for the benefit of the Sellers in accordance with Section 2.3(c)) the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative to Purchaser and (ii) Purchaser and the Seller Representative shall jointly instruct the Escrow Agent in writing to deliver to the Seller Representative (for the benefit of the Sellers) by wire transfer of immediately available funds the Adjustment Escrow Funds from the Adjustment Escrow Account. If the Final Closing Purchase Price is less than the Closing Purchase Price, then the absolute value of such difference shall be the "Adjustment Amount," and Purchaser and the Seller Representative will jointly instruct the Escrow Agent in writing to pay (A) to Purchaser, by wire transfer of immediately available funds from the Adjustment Escrow Account, an amount equal to the lesser of (1) the Adjustment Amount and (2) the Adjustment Escrow Funds; provided that in the event the Adjustment Amount is greater than the Adjustment Escrow Funds (the Adjustment Amount, minus the Adjustment Escrow Funds, the "Adjustment Shortfall Amount"), the Seller Representative shall, in addition to instructing the Escrow Agent to pay to Purchaser the Adjustment Escrow Funds, pay to Purchaser, within five Business Days after the determination of the Final Closing Purchase Price, the Adjustment Shortfall Amount, by wire transfer of immediately available funds to an account or accounts designated in writing to Seller Representative by Purchaser within at least three Business Days after the determination of the Final Closing Purchase Price, and the Sellers shall take any and all actions, including providing the Seller Representative the necessary funds, to ensure the Seller Representative's ability to comply with the foregoing payment obligation, and (B) to the Seller Representative (for the benefit of the Sellers), by wire transfer of immediately available funds, the remainder after executing the transfers contemplated in clause (A), if any, of the Adjustment Escrow Funds to an account or accounts designated by the Seller Representative to the Escrow Agent.

(b)    The Adjustment Escrow Funds may be distributed to Purchaser solely and exclusively in accordance with Section 2.3(a) and the terms of the Escrow Agreement and shall not be available for any other payment to Purchaser or any of its Affiliates. All title and all rights to all remaining Adjustment Escrow Funds (if any) shall transfer to the Seller Representative (i) immediately following the payments made to Purchaser of the Adjustment Amount under Section 2.3(a) if the Final Closing Purchase Price is less than the Closing Purchase Price or (ii) immediately upon the final determination of the Final Closing Purchase Price pursuant to Section 2.2, if the Final Closing Purchase Price is greater than the Closing Purchase Price, in each case in accordance with the terms of this Agreement and the Escrow Agreement.

(c)    Subject to Section 12.2(e), any consideration paid or payable to the Sellers pursuant to this Agreement (other than the Closing Purchase Price and the Call Option Exercise Price) shall be allocated among the Sellers in accordance with such Seller's Residual Percentage and shall be paid to the Seller Representative (for the benefit of the Sellers) in accordance with the payment instructions provided to Purchaser in writing by the Seller Representative; provided that Purchaser's only obligation with respect to the payment of consideration paid or payable to the Sellers shall be to satisfy its obligations under Section 1.4 and Section 2.3(a).

(d)    The Parties agree that any amount paid under this Section 2.3 shall be treated as an adjustment to the Final Closing Purchase Price for Tax purposes (with any such adjustments allocated among the Purchased Securities consistent with the Sellers' Residual Percentages) and, except to the extent required by applicable Law, agree not to take any position inconsistent with such treatment on any Tax Return.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser, except as disclosed in the applicable section or subsection of the disclosure schedule delivered to Purchaser simultaneously with the execution of this Agreement (the "Disclosure Schedule") (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in the corresponding provision hereof or as an exception to the corresponding representations or warranties in this Article III, Article IV, Article V (as applicable) or to the corresponding covenants contained in Article VII, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent the relevance of such information is reasonably apparent based on the face of such disclosure):
Section 3.1    Organization, Standing and Organizational Power. The Company (a) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite organizational power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (c), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. The Company has made available to Purchaser copies of the Company Charter Documents, each as amended to the date hereof, that are true and correct, and each as made available is in full force and effect.

Section 3.2    Authority; Noncontravention.

(a)    The Company has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement have been duly authorized by all requisite limited liability company action and no other organizational action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Company Charter Documents or any Organizational Documents of any of its Subsidiaries, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Material Contract or any other Contract that is material to the business of the Company and its Subsidiaries to which the Company or any Subsidiary is a party (excluding any Company Plan or agreement, contract, arrangement or plan entered into by, or at the direction of, Purchaser or any of its Affiliates), or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3    Governmental Approvals. Except for the filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, permits,

authorizations or approvals of, or notices, filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4    Subsidiaries. Each of the Company's Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and (c) is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in the case of clause (c), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. Section 3.4 of the Disclosure Schedule sets forth each of the Subsidiaries and its jurisdiction of incorporation or organization. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, are free and clear of any preemptive rights and are wholly owned beneficially and of record, directly or indirectly, by the Company or one of the Company's Subsidiaries free and clear of all Liens and transfer restrictions (other than transfer restrictions expressly set forth in the Organizational Documents of such Subsidiaries), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the "Securities Act") and other applicable foreign or domestic securities Laws. None of the Company or any of the Company's Subsidiaries owns or controls or holds the right to acquire, directly or indirectly, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. The Company has made available to Purchaser copies of its Subsidiaries' certificates of incorporation and bylaws or comparable governing or organizational documents (as applicable), each as amended to the date hereof (together with the Company Charter Documents, the "Organizational Documents"), that are true and correct, and each as made available is in full force and effect.

Section 3.5    Capitalization.

(a)    As of the date hereof:

(i)    1,000 Company Units are issued and outstanding. Except for the Company Units outstanding, there are no issued and outstanding voting or equity securities of the Company. No Company Units are held by the Company in its treasury or are owned by any of its Subsidiaries. All outstanding Company Units have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, are free and clear of any preemptive rights and are wholly owned beneficially and of record, directly or indirectly, by the Sellers free and clear of all Liens and transfer restrictions (other than transfer restrictions expressly set forth in the Company Charter Documents and the TG Blocker Charter Documents), except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws. As of the date hereof, except for the Transactions and except as set forth in the first sentence of this Section 3.5(a)(i), there are no outstanding options, warrants, convertible or exchangeable securities, "phantom" equity rights, equity appreciation rights, equity-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of common stock, limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares or other equity interests of the Company or any of its Subsidiaries. There are no material agreements or other obligations (contingent or otherwise) that require the Company to repurchase or otherwise acquire any of the Company's equity securities that would survive the Closing. None of the Company or any of the Company's Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Units or the holders of capital stock or other equity interests or voting securities of the Company or any of the Company's Subsidiaries on any matters. There is no voting trust or other agreement or understanding to which the Company or any of the Company's Subsidiaries is a party, or any other voting agreement or understanding, with respect to the voting of the capital stock or other equity interests or voting securities of the Company or any of the Company's Subsidiaries.
(ii)    Section 3.5(a)(ii) of the Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all holders of outstanding Company Units, including the number of Company Units held by such holders.

(b)    As of immediately prior to the Closing and after the consummation of the Restructuring Transactions:

(i)    1,000 Company Units will be issued and outstanding. Except for the Company Units outstanding, there will be no issued and outstanding voting or equity interests in the Company. No Company Units will be held by the Company in its treasury or owned by any of its Subsidiaries. All outstanding Company Units will be duly authorized and validly issued and, if applicable, will be fully paid and non-assessable, and will be free and clear of any preemptive rights and will be wholly owned beneficially and of record, directly or indirectly, by the Unit Sellers, TG Blocker and VI-C Holdco free and clear of all Liens and transfer restrictions (other than transfer restrictions expressly set forth in the Company Charter Documents and the TG Blocker Charter Documents), except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign or domestic securities Laws. Except as set forth in the first sentence of this Section 3.5(b)(i) and except for the Transactions, there will be no outstanding options, warrants, convertible or exchangeable securities, "phantom" equity rights, equity appreciation rights, equity-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of common stock, limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries will be bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares or other equity interests of the Company or any of its Subsidiaries. There will be no material agreements or other obligations (contingent or otherwise) that require the Company to repurchase or otherwise acquire any of the Company's equity securities that would survive the Closing. None of the Company or any of the Company's Subsidiaries will have outstanding any bonds, debentures, notes or other indebtedness, the holders of which will have the right to vote (or will be convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Units or the holders of capital stock or other equity interests or voting securities of the Company or any of the Company's Subsidiaries on any matters. There will be no voting trust or other agreement or understanding to which the Company or any of the Company's Subsidiaries is a party, or any other voting agreement or understanding, with respect to the voting of the capital stock or other equity interests or voting securities of the Company or any of the Company's Subsidiaries.

(ii)    The Allocation Schedule, as determined pursuant to Section 2.1(a), will set forth, as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, a true and correct list of all holders of outstanding Company Units, and, as updated pursuant to Section 2.1(a), the number of Company Units held by such holders.

Section 3.6    Financial Statements; Undisclosed Liabilities.

(a)    The Company has previously furnished to Purchaser the following financial statements (collectively, the "Financial Statements"): (i) the unaudited consolidated balance sheet as of September 30, 2015 of Sage Products Holdings III, LLC and its Subsidiaries (the "Latest Balance Sheet," and September 30, 2015, the "Reference Date") and the related statements of income and cash flows for the 9-month period then ended and (ii) the audited consolidated balance sheet as of December 31, 2014 (the "Latest Audited Balance Sheet") and the related statements of income and cash flows for the 12-month period then ended of Sage Products Holdings III, LLC and its Subsidiaries. The Financial Statements (A) are derived from and prepared in accordance with the books and records of Sage Products Holdings III, LLC and its Subsidiaries, (B) have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of Sage Products Holdings III, LLC and its Subsidiaries (taken as whole) as of the times and for the periods referred to therein, subject in the case of the unaudited Financial Statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments that are not material in amount or effect and (C) fairly present in all material respects the consolidated financial condition of Sage Products Holdings III, LLC as of the dates therein indicated and the consolidated results of operations and cash flows of Sage Products Holdings III, LLC for the periods therein specified. There are no material assets of the Company other than the equity interests in Sage Products Holdings III, LLC, cash received in respect of the same, those typical of a holding company (including, but not limited to, prepaid taxes and deferred tax assets) and the assets of Sage Products Holdings III, LLC and its Subsidiaries, and as of the date hereof there are no Liabilities of the Company that would be required to be reflected or reserved against on an unconsolidated balance sheet of the Company prepared in accordance with GAAP. None of the Company or its Subsidiaries, or their respective officers and independent auditors, have identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Statements, or any balance sheets or statements of income and cash flows prepared after the Latest Balance Sheet.

(b)    The Company and its Subsidiaries maintain a system of internal accounting controls over financial reporting that are adequate in providing reasonable assurance regarding the reliability of financial reporting, including policies and procedures that are reasonably designed to ensure (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are recorded accurately, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management, and (iii) prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries.As of the date hereof, neither the Company nor any of its Subsidiaries has any material Liabilities, except for Liabilities (i) reflected or reserved against on the Latest Balance Sheet (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions to the extent such Liabilities are included in the computation of Closing Transaction Expenses, Closing Indebtedness, Closing Net Working Capital or SmartMed Estimated 2016 Earnout Payment Amount or (iv) disclosed on Section 3.6(c) of the Disclosure Schedule.

Section 3.7    Absence of Certain Changes.

(a)    From the Reference Date to the date hereof, (i) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)    Except as expressly contemplated by this Agreement, from the Reference Date to the date hereof, neither the Company nor its Subsidiaries has:

(i)    issued, sold or granted any membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its membership interests or other equity interests, except for transactions between or among the Company and its wholly owned Subsidiaries;

(ii)    redeemed, purchased or otherwise acquired any of its outstanding membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests;

(iii)    (A) declared, authorized, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its membership interests or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (B) adjusted, split, combined, subdivided or reclassified any of its membership interests or other equity interests;

(iv)sold, leased, licensed, assigned or transferred any of its properties or assets, including any Company Owned IP, that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases and rentals in the ordinary course of business, (B) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) non-exclusive licenses granted by the Company or any of its Subsidiaries pursuant to vendor, customer and other similar commercial agreements that grant rights to third parties to Company Owned IP, in each case, in the ordinary course of business consistent with past practice or (D) transfers among the Company and its Subsidiaries;

(v)made capital expenditures in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive three-month period, except (A) as budgeted in the Company's current budget that was made available to Purchaser or (B) in the ordinary course of business;

(vi)made any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $1,000,000;

(vii)made any material loan to, or entered into any other material transaction with, any officers or members of its board of directors (or managers) outside the ordinary course of business;

(viii)entered into any employment Contract with any of its directors (or managers) or executive officers for payments exceeding $275,000 per year or any collective bargaining agreement, or modified the terms of any such existing Contract;

(ix)increased in any material respect the compensation of any of its directors (or managers) or executive officers, except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements or (B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);

(x)amended the Company Charter Documents or Organizational Documents of any Subsidiary;

(xi)adopted a plan or agreement of complete or partial liquidation or dissolution;
(xii)incurred any material damage, destruction or other casualty loss with respect to any material assets or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or

(xiii)agreed in writing to take any of the foregoing actions.

Section 3.8    Legal Proceedings. There are no Actions pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries, or, to the Company's Knowledge, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for which the Company or any of its Subsidiaries would be liable if determined adversely, at law or in equity, or before or by any Governmental Authority, which seek to enjoin or would reasonably be expected to have the effect of preventing or making illegal the consummation of the Transactions, or, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions, and none of the Company or any of its Subsidiaries is subject to any outstanding Order which is material to the Company and its Subsidiaries, taken as a whole, or which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 3.9    Compliance With Laws; Permits.

(a)    The Company and its Subsidiaries are, and since the Prior Acquisition Date have been, in compliance with all federal, state, local or foreign laws, statutes, ordinances, common law, codes and any rules, regulations, decrees, writs, arbitration awards, judgments, injunctions and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries in all material respects. The Company and each of its Subsidiaries hold, and are in compliance in all material respects with, all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, "Company Permits") (other than those under Environmental Laws and Regulatory Laws, which are governed exclusively by Section 3.12 and Section 3.19, respectively).

(b)    None of the Company or its Subsidiaries or, to the Company's Knowledge, any stockholder, member, partner, director, officer, employee, agent or Affiliate of any of the Company or its Subsidiaries is a Person that is, or is owned or controlled by one or more Persons that are: (i) the target of any sanctions adopted, administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC"), the U.S.

Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, or any other relevant sanctions authority (collectively, "Sanctions"), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of applicable Sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria. The Sellers will not, to the extent any such actions would violate any Sanctions, directly or indirectly, use the consideration contemplated by this Agreement and received through the Transactions, or lend, contribute or otherwise make available such consideration to any Person (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (as identified in the previous sentence), or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Transactions, whether as buyer, advisor, investor, or otherwise). To the Company's Knowledge, none of the Company nor any of its Subsidiaries has, or since the Prior Acquisition Date has had, a customer or supplier relationship with or is a party to any Contract with any person or entity that is: (1) on any sanctions list maintained by OFAC or any other relevant sanctions authority, including OFAC's List of Specially Designated Nationals and Blocked persons; (2) owned or controlled or acting on behalf of a Person on any such sanctions list; (3) otherwise the target of Sanctions; or (4) owned or controlled by, or acting on behalf of, one or more Persons that is otherwise the target of Sanctions, in each case to the extent prohibited by applicable Law. There is no pending or, to the Company's Knowledge, threatened Action against, or investigation by a Governmental Authority of, the Company or its Subsidiaries, nor is there any Order imposed (or, to the Company's Knowledge, threatened to be imposed) upon the Company or its Subsidiaries by or before any Governmental Authority relating to a violation of applicable Sanctions.

(c)    Neither the Company nor any of its Subsidiaries is, or since the Prior Acquisition Date has been, in violation of any applicable provision of: (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the U.K. Bribery Act 2010; or (iii) any other anti-corruption law applicable in a jurisdiction in which the Company or its Subsidiaries conducts or has conducted business (collectively, the "Applicable Anti-Corruption Laws"). The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure that they conduct their respective businesses in compliance with the Applicable Anti-Corruption Laws. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees, nor, to the Company's Knowledge, any of their distributors, agents, stockholders, members or partners has, since the Prior Acquisition Date and to the extent in violation of applicable Law, made, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of any Person under circumstances in which any of them knows or has pursuant to the standard of care of any Applicable Anti-Corruption Laws applicable in the given case reason to know that all or any portion of such money or thing of value has been offered, given or promised, directly or indirectly, to said Person for the purpose of inducing the Person to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Authority (or commercial enterprise under such Applicable Anti-Corruption Laws prohibiting commercial bribery) thereof in order to affect any act or decision of such Governmental Authority or commercial enterprise or to assist either party in obtaining or retaining the business of the Company or its Subsidiaries. The books and records utilized and relied upon by the

Company and each of its Subsidiaries in connection with the operation of its business have, since the Prior Acquisition Date, been maintained in compliance in all material respects with Applicable Anti-Corruption Laws and its corporate governance policies. There is no pending or, to the Company's Knowledge, Action threatened against, or investigation by a Governmental Authority of, the Company or its Subsidiaries, nor is there any Order imposed and in effect (or, to the Company's Knowledge, threatened to be imposed) upon the Company or its Subsidiaries by or before any Governmental Authority relating to any violation of Applicable Anti-Corruption Laws by the Company, its Subsidiaries or any of their respective Affiliates, directors, officers, or employees, nor, to the Company's Knowledge, any of their distributors, agents, stockholders, members or partners.

(d)    Since the Prior Acquisition Date, none of the Company or its Subsidiaries has intentionally or, to the Company's Knowledge, otherwise violated the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulation (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Emergency Economic Powers Act, any applicable Laws and Orders promulgated under the authority of such statutes and any applicable laws governing the export of data, goods or services to any non-U.S. jurisdiction (collectively, the "Export Control Laws"), including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OFAC. There is no pending or, to the Company's Knowledge, threatened Action against, or investigation by a Governmental Authority of, the Company or its Subsidiaries, nor is there any Order imposed and in effect (or, to the Company's Knowledge, threatened to be imposed) upon the Company or its Subsidiaries by or before any Governmental Authority relating to any violation of Export Control Laws.

(e)The operations of the Company and its Subsidiaries are and have been since the Prior Acquisition Date conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of all jurisdictions, the applicable rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no Action by or before any Governmental Authority or any arbitrator involving the Company or its Subsidiaries, with respect to the Money Laundering Laws is pending or, to the Company's Knowledge, threatened.

Section 3.10    Tax Matters.

(a)    Since the Prior Acquisition Date:

(i)Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it.

(ii)All U.S. federal income Taxes and other material Taxes of the Company and its Subsidiaries reflected on such Tax Returns have been timely paid (taking into account any extension of time within which to file).

(iii)No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been settled, finally resolved, fully paid or adequately reserved for in accordance with GAAP in the Latest Balance Sheet.

(iv)All material Taxes required to be withheld by the Company or any of its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority.

(v)No written claim has ever been made by any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi)The Company is, and has been, treated as a partnership or "disregarded entity" for U.S. federal and all applicable state income tax purposes, and no election has been made to treat the Company as other than a partnership or "disregarded entity" for U.S. federal or any applicable state income tax purposes.

(vii)Other than SPI Worldwide, Ltd., which at all times since its formation has been properly treated as an "Interest Charge DISC" within the meaning of Section 992 of the Code and the Treasury Regulations promulgated thereunder, each of the Company's Subsidiaries is, and has been at all times since each Subsidiary's formation, treated as a "disregarded entity" for U.S. federal and all applicable state income tax purposes, and no election has ever been made to treat any of such Company's Subsidiaries as other than a disregarded entity for U.S. federal or any applicable state income tax purposes.

(b)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(c)    No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to U.S. federal income Taxes or other material Taxes of the Company or any of its Subsidiaries.

(d)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency beyond the date hereof.

(e)    The Company has previously made available to Purchaser (i) true and correct copies of all income Tax Returns filed by or on behalf of the Company and any of its Subsidiaries for all completed Tax years that began on or after the Prior Acquisition Date, and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and other similar arrangements or agreements sent or received after the Prior Acquisition Date by the Company or any of its Subsidiaries relating to Taxes.

(f)    Neither the Company nor any of its Subsidiaries has requested outside of the ordinary course of business any extension of time within which to file any income or other material Tax Return beyond the date hereof.

(g)    There are no requests for rulings or determinations in respect of any Tax matter pending between the Company or any of its Subsidiaries and any Governmental Authority.

(h)    Neither the Company nor any of its Subsidiaries is a party to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4.

(i)    Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar arrangement pursuant to which it will have any obligation to make payments after the Closing (other than any such arrangements that are customary (i) leases, (ii) credit agreements or (iii) other arrangements with customers or vendors, in each case of (i), (ii) and (iii), where (A) such arrangements were entered into in the ordinary course of business and (B) Tax is not the principal subject matter).

(j)    Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another Person as a transferee or successor, or by contract (other than any such arrangements that are customary (i) leases, (ii) credit agreements or (iii) other arrangements with customers or vendors, in each case of (i), (ii) and (iii), where (A) such arrangements were entered into in the ordinary course of business and (B) Tax is not the principal subject matter).

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income or exclude any item of deduction from any Tax period ending after the Closing Date:

(i)    as a result of (1) a change in accounting method for a Pre-Closing Tax Period, to include any adjustment under Section 481(c) of the Code, (2) a "closing agreement" as described in Section 7121 of the Code executed before the Closing, (3) an installment sale or open transaction disposition made before the Closing, or (4) any prepaid amount received or deferred revenue accrued before the Closing; or

(ii)    under any provision of state, local or foreign law that is similar to Section 3.10(k)(i).

(l)    To the extent required by applicable Tax Laws, all transactions since the Prior Acquisition Date to which the Company or any of its Subsidiaries is a party have been conducted on the basis of arm's length terms, as defined by, and in material compliance with, such applicable Tax Laws.

(m)    Neither the Company nor any of its Subsidiaries has any Tax Return filing obligation or permanent establishment (within the meaning of any applicable Law) in any country other than the country under the laws of which the Company or such Subsidiary was created or organized.

Section 3.11    Employee Benefits Matters.

(a)    Section 3.11(a) of the Disclosure Schedule contains a true and correct list of each Company Plan, including, by country, each Company Plan maintained or contributed to by the Company and its Subsidiaries under the Laws or applicable custom or rule of the relevant jurisdiction outside of the United States, other than any government sponsored pension, insurance or welfare program (each, a "Foreign Plan"). Except for the Foreign Plans listed in Section 3.11(a)(1) of the Disclosure Schedule, the Company has delivered or made available to Purchaser true and correct copies of: (i) each Company Plan (including all amendments thereto); (ii) the three most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Company Plan, to the extent applicable; (iii) the most recent summary plan description, summary of material modifications and plan prospectus for each Company Plan, to the extent applicable; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Company Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) a current IRS favorable opinion or determination letter, to the extent applicable; (vii) all material correspondence to or from any Governmental Authority relating to any Company Plan during the prior three years; and (viii) all discrimination tests for each Company Plan for the three most recent plan years, to the extent applicable.

(b)    Section 3.11(b) of the Disclosure Schedule contains a true and correct list, as of the date hereof, of each material written employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between the Company or its Subsidiaries and any individual current or former (if the Company or any of its Subsidiaries has any material Liability thereunder that will survive the Closing) employee, officer or director of the Company or its Subsidiaries (excluding any agreement, arrangement or understanding entered into by, or at the direction of, Purchaser or its Affiliates).

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan complies with its terms and with applicable Laws, including ERISA and the Code.

(d)    With respect to the Company Plans, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all contributions required to have been made by the Company or any of its Subsidiaries under the terms of such Company Plan, any related insurance contract or any applicable Law have been timely made, (ii) there are no actions, suits or claims pending or, to the Company's Knowledge, threatened that are material to the Company and its Subsidiaries taken as a whole other than routine claims for benefits, including any audit or investigation by any Governmental Authority, and (iii) there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that would result in material liability to the Company and its Subsidiaries. None of the Company Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any material life insurance or material medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Laws.

(e)    Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has either received a currently effective determination letter from the IRS or may rely on an opinion letter issued by the IRS, and, to the Company's Knowledge, no condition exists that would reasonably be expected to cause the revocation of such determination or opinion letter.

(f)None of the Company Plans, and neither the Company nor any of its Subsidiaries has ever maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiple employer plan" or "multiple employer welfare arrangement" (as such terms are defined in ERISA), (iii) a multiemployer plan (as such term is defined in ERISA) or (iv) a voluntary employees' beneficiary association under Section 501(c)(9) of the Code. The Company and its Subsidiaries have not incurred and are not reasonably expected to incur any material Controlled Group Liability from any entity other than the Company and its Subsidiaries.

(g)With respect to any Company Plan, there is no Action pending or, to the Company's Knowledge, threatened with or by the IRS, the U.S. Department of Labor or any other Governmental Authority (other than routine claims for benefits).

(h)With respect to the Company Plans, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (excluding any agreement, contract, arrangement or plan entered into by, or at the direction of Purchaser or its Affiliates) (i) entitle any current or former employee, director or consultant of the Company or its Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, in each case, from the Company or its Subsidiaries, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or its Subsidiaries or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits from the Company or its Subsidiaries except as required under Section 411(d)(3) of the Code.

(i)Each Company Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code and any proposed and formal guidance under Section 409A of the Code. No amounts paid or payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Company Plans or any other contract, agreement or arrangement with respect to which the Company or its Subsidiaries may have any liability could fail to be deductible for U.S. federal income tax purposes by virtue of Sections 280G of the Code on account of the Transactions; provided, however, that this Section 3.11(i) shall not apply to any arrangements entered into at the direction of Purchaser or between Purchaser and its affiliates, on the one hand, and any Person, on the other hand ("Purchaser Arrangements"), so that, for the avoidance of doubt, compliance with this Section 3.11(i) shall be determined as if such Purchaser Arrangements had not been entered into. No Company Plan provides for indemnification or a "gross up" payment for any Taxes due because of the imposition of any excise Tax on such a payment to the individual pursuant to Sections 280G or 409A of the Code.

(j)With respect to each Foreign Plan, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) such Foreign Plan is in compliance with the applicable provisions of the Laws of each jurisdiction in which such Foreign Plan is established; (ii) all contributions to, and payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the applicable financial records and statements; (iii) the Company and its Subsidiaries have complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; (iv) such Foreign Plan has been administered at all times in accordance with its terms and applicable Laws; (v) there are no pending investigations by any Governmental Authority involving such Foreign Plan, and there are no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan; (vi) except as required by applicable Laws, no condition exists that would prevent the Company and its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than payment of the benefit accrued on the applicable balance sheet and any normal and reasonable expenses typically incurred in a termination event); and (vii) the consummation of the contemplated transactions will not by itself create or otherwise result in any liability with respect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the applicable financial statements.

(k)The Company and its Subsidiaries have timely made in all material respects the contributions required to be made by them with respect to employees located outside the United States to any plan that is sponsored by or to which contributions are mandated by a Governmental Authority.

Section 3.12    Environmental Matters. (a) Each of the Company and its Subsidiaries has at all times during the prior three years been in material compliance with all applicable Environmental Laws, (b) each of the Company and its Subsidiaries holds and is in material compliance with all Company Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no material suit or proceeding arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received during the prior three years any written notice of, or is subject to, any order, settlement, indemnity, agreement, judgment, injunction or decree involving material uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material), (e) no property (including soils, groundwater, surface water, buildings or structures) currently or formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Material by the Company or any Subsidiary that would reasonably be expected to require remediation or reporting by the Company or any Subsidiary in connection with any Environmental Law, and (f) the Company has made available to Purchasers copies of all material environmental reports, studies, assessments, and sampling data in its possession relating to the Company or any Subsidiary or any of their current or former properties or operations. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding matters arising under Environmental Laws.

Section 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Disclosure Schedule sets forth a true and correct list of all Company Registered IP. For each item of Company Registered IP, Section 3.13(a) of the Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal and beneficial owner(s) of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item (if available) and (D) in the case of domain names, the applicable registrar and expiration date. The Trade Secrets included in the Company Owned IP that are material to the operation of the business as currently conducted by the Company or one or more of its Subsidiaries have been documented in a written form that is held by the Company or one or more of its Subsidiaries.

(b)    Since the Prior Acquisition Date, all fees and filings with respect to the Company Registered IP have been timely submitted to the relevant Governmental Authorities and Internet domain name registrars as required to maintain such Company Registered IP in full force and effect. There are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Company Registered IP within ninety days after the date of this Agreement.

(c)    The Company or one or more of its Subsidiaries (i) owns or (ii) has a valid right or license to all Company Intellectual Property. The Company Intellectual Property is sufficient as of the date hereof and the Closing for the conduct of the Company's and its Subsidiaries' respective businesses as currently conducted by the Company and its Subsidiaries, as applicable. The Company and its Subsidiaries will own or possess sufficient rights to all Intellectual Property immediately following the Closing that are used in or necessary to the operation of the Company's and its Subsidiaries' respective businesses as of the Closing.

(d)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:
(i)license of any Intellectual Property (whether granted by or to the Company or any of its Subsidiaries), which license involves payments (by or to the Company or any of its Subsidiaries) in excess of $1,000,000 per annum; or

(ii)agreement pursuant to which the Company or any of its Subsidiaries has granted or is required to grant any third party the right to bring infringement or otherwise enforce rights with respect to Company Owned IP.

(e)    Since the Prior Acquisition Date, neither the Company nor any of its Subsidiaries has knowingly permitted any Company Owned IP that is or was material to the operation of the business of the Company or any of its Subsidiaries (i) to enter the public domain, or (ii) with respect to any Company Registered IP to lapse (other than through the expiration of the maximum statutory term for such Company Registered IP or as a result of a grant refusal communication or a registration refusal communication issued by a Governmental Authority).

(f)    The Company or one or more of its Subsidiaries owns and has good and exclusive title to each item of Company Owned IP, free and clear of all Liens other than non‑exclusive licenses granted in the ordinary course of business. Title in all the Company Owned IP is in the name of the Company or one or more of its Subsidiaries, and title in all the Company Registered IP is properly recorded in the name of the Company or one or more of its Subsidiaries, as applicable.

(g)    Section 3.13(g) of the Disclosure Schedule sets forth a true and correct list of the Intellectual Property Agreements that involve payments (by or to the Company or any of its Subsidiaries) in excess of $1,000,000 per annum, including the date, title and parties for each agreement. Section 3.13(g) of the Disclosure Schedule identifies under separate headings those Intellectual Property Agreements that (i) involve payments (by or to the Company or any of its Subsidiaries) in excess of $1,000,000 per annum (A) under which rights in Company Licensed IP are licensed or otherwise made available to the Company or one or more of its Subsidiaries, including identification of the Company Licensed IP that relates to such agreements, (B) under which the Company or any of its Subsidiaries is the licensor, (C)  that restrict the use, transfer, delivery or licensing of any Company Owned IP, or (D) that relate to the Company's or any of its Subsidiaries' ownership of any Company Owned IP, or (ii) constitute (A) a patent cross license or covenant not to assert or sue, (B) to the extent material to the Company or any of its Subsidiaries, a trademark co-existence agreement, or (C) to the extent material to the Company or any of its Subsidiaries, any similar agreement pursuant to which the Company or any of its Subsidiaries is obligated to forbear asserting any Company Owned IP against any third party (which, for the avoidance of doubt, excludes any non-exclusive licenses granted in the ordinary course of business). The right, license and interest of the Company or any of its Subsidiaries in and to all Company Licensed IP are free and clear of all Liens other than non-exclusive sublicenses granted in the ordinary course of business (excluding restrictions contained in the applicable license agreements with such third parties). All licenses granted to the Company or any of its Subsidiaries to use any Company Licensed IP can be assigned or otherwise transferred to Purchaser at Closing.

(h)    Since the Prior Acquisition Date, the Company, its Subsidiaries and their respective patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Company Registered IP. Since the Prior Acquisition Date, neither the Company nor any of its Subsidiaries has been accused in writing of patent or copyright misuse or fraud or inequitable conduct in connection with any Company Registered IP.

(i)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property, or impair the right of the Company or any of its Subsidiaries, or Purchaser or any of its Affiliates, with respect to the conduct of the Company's and its Subsidiaries' respective businesses after the Closing, to use, possess, sell or license any Company Owned IP or portion thereof or Company Licensed IP (in accordance with the applicable license agreements with such third parties) except as would not reasonably be expected to be material to the Company or any of its Subsidiaries. After the Closing, all Company Owned IP will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(j)    None of the activities or businesses since the Prior Acquisition Date, including as currently conducted by the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries is subject to any judgment from a court of law that materially restricts or impairs the use of any Company Owned IP.

(k)    There is not now and has not been during the prior three years a pending or, to the Company's Knowledge, threatened written claim, suit or proceeding by any third party asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries. During the prior three years, neither the Company nor any of its Subsidiaries has received any written notice of any pending conflict with, or infringement, misappropriation or violation of the rights of any Person with respect to any Intellectual Property or with respect to any license of any Company Intellectual Property.

(l)There is not now and has not been during the prior three years a pending, or, to the Company's Knowledge, threatened written claim, suit or proceeding by any third party contesting the validity, ownership, enforceability or right of the Company or any of its Subsidiaries to exercise any Company Owned IP, including in the nature of being offered a license or covenant not to sue, and, to the Company's Knowledge, there is no reasonable basis for any such claim, suit or proceeding. During the prior three years, neither the Company nor any of its Subsidiaries has received any written notice from any Person challenging the validity, ownership, enforceability or right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property.

(m)Neither the Company nor any of its Subsidiaries will be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any contractual obligation under any Intellectual Property Agreement and the consummation of this Agreement or any transactions contemplated by this Agreement will not cause the modification, cancellation, termination, suspension of, or acceleration of any payments under any Intellectual Property Agreement, or give any third party to any Intellectual Property Agreement the right to do any of the foregoing, that would reasonably be expected to be material to the Company or any of its Subsidiaries. Immediately following the Closing, Purchaser will be permitted to exercise all of the Company's and its Subsidiaries' rights under the Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to, as applicable, had this Agreement or any

Transactions not occurred and without payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries. None of the Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property.

(n)To the Company's Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or violation of any Company Owned IP by any Person, including any employee or former employee of the Company or any of its Subsidiaries. During the prior three years, neither the Company nor any of its Subsidiaries has brought any action for infringement or misappropriation of any Company Intellectual Property or breach of any Intellectual Property Agreement. During the prior three years, neither the Company nor its Subsidiaries has asserted rights in any of the Company Intellectual Property against any Person in any cease and desist letter or other notice, including in the nature of offering a license or covenant not to sue.

(o)The Company and each of its Subsidiaries have secured in writing from all of their employees, consultants and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any material Company Owned IP, unencumbered and unrestricted exclusive ownership of all such employee's, consultant's or independent contractor's, as applicable, Intellectual Property in such contribution that the Company or its Subsidiaries does not already own by operation of Law and such employee, consultant or independent contractor, as applicable, has not retained any rights or licenses with respect thereto. To the Company's Knowledge, no employee of the Company or any of its Subsidiaries has entered into any Contract that conflicts in any material respect with the work for which the employee has been engaged by the Company or any of its Subsidiaries, as applicable, or requires the employee to transfer, assign or disclose information concerning his or her work for the Company or any of its Subsidiaries to anyone other than the Company or one of its Subsidiaries, as applicable. With respect to inventions made by the Company or its Subsidiaries that have not yet been incorporated into patent applications or provisional applications, and for which the Company intends to submit a patent application or provisional application, neither the Company nor its Subsidiaries has taken any other action that jeopardizes the Company's or its Subsidiaries' right to properly and timely file patent applications to cover such inventions, such that the Company or its Subsidiaries would be prevented from obtaining valid Patents to cover such inventions.

(p)To the Company's Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries is in material violation of (i) any obligation relating to invention disclosure, invention assignment or confidentiality with the Company or any of its Subsidiaries or (ii) any applicable fiduciary duty under any applicable Laws for the benefit of any former employer of such employee, consultant or contractor, by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any of its Subsidiaries or using Trade Secrets or proprietary information of others for the benefit of the Company or any of its Subsidiaries without permission.

(q)Since the Prior Acquisition Date, the Company and each of its Subsidiaries have taken commercially reasonable measures to protect and preserve the confidentiality of all Trade Secrets and Confidential Information included in the Company Owned IP and, to the extent contractually obligated to do so, the Licensed Intellectual Property. All use, disclosure, or appropriation of Trade Secrets or Confidential Information that is Company Owned IP (and, to the extent contractually required, the Licensed Intellectual Property) to a third party has been pursuant to the terms of a written and enforceable Contract between the Company or one or more of its Subsidiaries, as applicable, and such third party. All current and former employees, consultants and independent contractors of the Company and its Subsidiaries having access to Trade Secrets and Confidential Information that is Company Owned IP (and, to the extent contractually required, the Licensed Intellectual Property) or proprietary information of any of their customers or business partners have executed and delivered to the Company or one of its Subsidiaries a contract regarding the protection of such Trade Secrets or Confidential Information or proprietary information to the extent required by such customers and business partners.

(r)Since the Prior Acquisition Date, no item of Company Registered IP has been held to be invalid or unenforceable in a court decision that is unappealed or unappealable by the Company. The Company Owned IP is subsisting (or in the case of applications, applied for) and, to the Company's Knowledge, valid and enforceable.

(s)No issued Patents or pending patent applications that are Company Owned IP have been during the prior three years, or are now involved in, any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, or other post-grant proceeding. No Trademark that is Company Owned IP has been or is now involved in any opposition, invalidation, cancellation or other administrative proceeding. Neither the Company nor any of its Subsidiaries is undertaking, or contemplating the undertaking of, any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation or other administrative proceeding with respect to Intellectual Property of any third party.

(t)Neither the Company nor its Subsidiaries has (i) entered into any agreement granting any Person the right to bring infringement actions or otherwise enforce rights with respect to any Company Owned IP or (ii) granted a covenant not to sue under any Company Owned IP.

(u)No government funding, facilities or resources of a university, college, other educational institution or research center was used in any material respect in the development of any aspect of Company Owned IP and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Owned IP. No rights have been granted to any Governmental Authority with respect to any services or products, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company or one or more of its Subsidiaries to commercial end users of the Company's and its Subsidiaries' services and products in the ordinary course of business consistent with past practices.

(v)Neither the Company nor any of its Subsidiaries is now, or has ever been since the Prior Acquisition Date, a member or promoter of, or contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP.

(w)To the Company's Knowledge, no Product is subject to any "copyleft" or other obligation or condition (such as under the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that requires, or conditions the use or distribution of such Product on, (i) the disclosure, licensing, or distribution of any source code for any portion of such Product or any other Company Owned IP, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Product or portions thereof.

Section 3.14    Property.

(a)    As of the date hereof, the real property described in Section 3.14(a) of the Disclosure Schedule constitutes all of the real property owned in fee simple by the Company and its Subsidiaries (the "Owned Real Property"). Either the Company or one of its Subsidiaries: (i) has good, marketable and valid indefeasible fee simple title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in possession of the Owned Real Property and there are no leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Owned Real Property other than reciprocal easement agreements and other encumbrances on title to real property that do not materially detract from the use or operations of the property subject thereto as currently used or operated; (iii) has adequate right of ingress and egress to the Owned Real Property; and (iv) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b)    As of the date hereof, the real property demised by the leases set forth in Section 3.14(b) of the Disclosure Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries. The Leased Real Property leases are valid, legally binding, enforceable and in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such lease, subject to the Bankruptcy and Equity Exception. The Company has delivered or made available to Purchaser true and correct copies of each of the leases described in Section 3.14(b) of the Disclosure Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. Neither the Company nor any of its Subsidiaries is in breach of or default in any material respect under, or has received since the Prior Acquisition Date any written claim of or default in any material respect under, any of such leases, and, to the Company's Knowledge, no counterparty to any such lease is in default in any material respect under any such leases which has not been cured.

(c)    As of the date hereof, the Company or one of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property that they purport to own (other than immaterial personal property disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens.

(d)    To the Company's Knowledge, all buildings, structures, improvements, fixtures, machinery, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Property (the "Improvements") are in adequate condition and repair, normal wear and tear excepted, for the operation of the business of the Company and its Subsidiaries as presently conducted. To the Company's Knowledge, there are no structural deficiencies affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries as presently conducted.

Section 3.15    Material Contracts.

(a)    As of the date hereof, neither the Company nor its Subsidiaries is party to or bound by, or are any of the assets or properties of the Company or any of its Subsidiaries bound by, any (each, a "Material Contract"):

(i)collective bargaining agreement or Contract with any labor union;

(ii)Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing for base salary compensation in excess of $275,000 per annum, except for offer letters for at-will employees that do not provide for severance in excess of the amounts due under the Company's severance practices;

(iii)Contract relating to Indebtedness in excess of $1,000,000, including the borrowing of money or the issuing of any note, indenture or other evidence of indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material asset of the Company or its Subsidiaries;

(iv)guaranty of any obligation for borrowed money or other material guaranty;

(v)Contract under which it is lessee of or holds or operates any real or personal property owned by any other party for which the annual rental exceeds $500,000;

(vi)Contract or group of related Contracts under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000;

(vii)Contract or group of related Contracts with the same party for the sale of products or services by the Company or its Subsidiaries providing for payment to the Company or its Subsidiaries in excess of $3,000,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet other than purchase orders entered into in the ordinary course of business;

(viii)Contract or group of related Contracts with the same party for the purchase of products or services which provides for payments by the Company or its Subsidiaries in excess of $3,000,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet other than purchase orders entered into in the ordinary course of business that do not materially deviate from the Company's or its Subsidiaries' historical practices;

(ix)Contracts relating to any completed material business acquisition by the Company or its Subsidiaries within the three-year period ended on the date of this Agreement;

(x)License or royalty Contract relating to the use by a third party of Intellectual Property owned by the Company for which the royalty payments exceeded $200,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet, other than customer Contracts set forth in Section 3.15(a)(vii) and purchase orders entered into in the ordinary course of business;

(xi)Partnership, strategic alliance, joint venture agreement, joint development agreement, collaboration agreement or similar arrangement;

(xii)Contract (A) (I) providing for payments in excess of $2,000,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet or (II) providing for payments of less than $2,000,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet (other than, in the case of clause (II), Contracts (i) that are terminable at will or for convenience by the Company and/or its Subsidiaries party thereto on 90 or less days' notice and without prepayment, penalty or other financial obligation or (ii) that would not be required to be listed under any clause below other than clause (u), and where the restrictions in clause (u) below apply solely to one or more stockeeping units (i.e., SKUs)) of the Company or one of its Subsidiaries and that (B) contains (u) a provision that provides any counterparty with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other counterparties of the Company or any of its Subsidiaries, including a "most favored nation" or similar provision, (v) a grant of the exclusive right to purchase or distribute any products or services of the Company or any of its Subsidiaries or, after the Closing, any of their Affiliates, (w) an obligation requiring the Company or any of its Subsidiaries or, after the Closing, any of their Affiliates, to purchase products or services exclusively from another Person, (x) any restriction on the ability of the Company or any of its Subsidiaries or, after the Closing, any of their Affiliates, to compete in any line of business or any geographic area or to own, operate, sell, license or transfer any material assets, (y) an obligation of any counterparty to purchase Products from the Company or any of its Subsidiaries on a "sole," "dual" or "multi" exclusivity basis or (z) any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries agreed not to acquire the assets or securities of another Person;

(xiii)Contract pursuant to which the Company or any of its Subsidiaries has a right or obligation to purchase the securities or assets (other than inventory purchased in the ordinary course of business) of another Person that would require a payment in excess of $1,000,000;

(xiv)Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract) that contemplates annual payments to or by the Company and its Subsidiaries in excess of $500,000 per annum; and

(xv)Contract or group of related Contracts that contain continuing indemnification, guarantee, "earn-out" or other contingent payment obligations, including rebate obligations, in each case that are reasonably expected to result in cash payments, individually or in the aggregate, in excess of $500,000 in the 12 months following the date hereof.

(b)    A true and correct copy of each Material Contract has been made available to Purchaser, together with all amendments, waivers or other changes relating to each Material Contract. Each Material Contract is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Company's Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries and, to the Company's Knowledge, any other party thereto, is not in breach of or in default in any material respect under any Material Contract and has performed in all material respects the obligations required to be performed by it under each Material Contract, and no event has occurred that, with or without the lapse of time or giving of notice or both, would constitute a default thereunder by the Company or one of its Subsidiaries, or to the Company's Knowledge, by any other party thereto, and no written notice alleging such a default that is still outstanding has been delivered.

Section 3.16    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries for which Purchaser, the Company or any of their respective Subsidiaries will be liable following the Closing. The Company has made available to Purchaser true and correct copies of all agreements pursuant to which Barclays Capital Inc. is entitled to any fees and expenses from the Company or its Subsidiaries in connection with the Transactions.

Section 3.17    Employees.

(a)    The Company has made available to Purchaser a true and correct list of all employees of the Company and its Subsidiaries as of January 1, 2016, along with, as of such date, position, date of hire, seniority, work location (including country of employment), compensation and benefits, classification for wage and hour purposes, accrued but unused sick, vacation or other leave (collectively, "PTO"), notice and severance requirements in the event of termination, visa or work permit status and service credited for purposes of vesting and eligibility to participate under any benefit plan (the "Employee Census"). The employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or a Subsidiary, as applicable.

(b)    The Company has made available to Purchaser a true and correct list of all consultants and independent contractors currently performing services for the Company or its Subsidiaries as of January 1, 2016 involving payments in excess of $150,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet, including, as of such date, the initial date of engagement, location, a description of the remuneration arrangements applicable to each, a description of the services provided and any termination related obligations (the "Non-Employee Service Provider Census").

(c)    The Company and its Subsidiaries have, during the prior three years, complied, in all material respects, with all applicable Laws and its own policies and practices relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, consultation with employees, immigration, wages, hours, the classification and use of independent contractors, social contributions and Taxes, compensation and benefits, workers' compensation, classification, employee leaves, data protection, privacy, occupational safety and health, collective or mass layoffs and plant closings. Neither the Company nor its Subsidiaries has (i) taken any action during the prior three years requiring notice to employees under the Worker Adjustment Retraining Notification Act of 1988, as amended (the "WARN Act"), or any similar state, local or foreign Law without complying with such Laws or (ii) incurred any liability under the WARN Act or any similar state, local or foreign Laws that remains unsatisfied.

(d)    (i) There is no labor strike, labor dispute, slowdown, stoppage or lockout pending or, to the Company's Knowledge, threatened against the Company or its Subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement, (ii) the Company and its Subsidiaries are not a party to, bound by or in the process of negotiating any labor, collective bargaining, works council or similar agreement, (iii) there are no unfair labor practices, material actions or material grievances relating to any current or former employee or the classification and use of independent contractors of the Company or its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries) and (iv) none of the employees of the Company or its Subsidiaries is or has been since the Prior Acquisition Date represented by any labor union, works council or similar organization with respect to their employment with the Company or its Subsidiaries and, to the Company's Knowledge, there are not, as of the date hereof, any union organizing activities with respect to employees of the Company or its Subsidiaries.

(e)    As of the date hereof, to the Company's Knowledge, no executive officer or other key employee of the Company or its Subsidiaries (i) is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement with any other person affecting or in conflict with the present and proposed business activities of the Company and its Subsidiaries, (ii) is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or its Subsidiaries or the use of trade secrets and proprietary information or (iii) intends to terminate his or her employment with the Company or its Subsidiaries.

Section 3.18    Insurance. Section 3.18 of the Disclosure Schedule lists all material insurance policies, risk funding programs or other arrangements (whether any such policy, program or arrangement is maintained in whole or in part with a third party insurer or with the Company or any of its Affiliates, including any captive insurance policies and self-insured arrangements) maintained by or on behalf of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in material default (with or without notice or lapse of time, or both) with respect to its obligations under any Insurance Policies and, to the Company's Knowledge, each Insurance Policy is in full force and effect, and the Company and its Subsidiaries have not received notice of cancellation, termination or reduction of coverage with respect to any Insurance Policies, and, to the Company's Knowledge, no event has occurred that, with notice or the lapse of time, or both, would permit such cancellation, termination or reduction of coverage under any such policy. There are no material claims by the Company or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been denied by the underwriters of such policies. The Company has made available to Purchaser each Contract in effect as of the date hereof between the Company and/or one of its Subsidiaries, on the one hand, and Raffles Insurance Limited and/or one of Raffles Insurance Limited's Subsidiaries, on the other hand.

Section 3.19    Regulatory Matters.

(a)    None of the Company, its Subsidiaries or any of their directors or officers, or, to the Company's Knowledge, their employees or agents have, since the Prior Acquisition Date, (i) been convicted of any crime, to the Company's Knowledge that has resulted, or would reasonably be expected to result, in debarment, disqualification, suspension or exclusion from participation in a Medicare, Medicaid, or any other federal or state healthcare program or debarred, disqualified, suspended or excluded from any FDA program, (ii) been assessed a civil monetary penalty under Section 1128A of the Social Security Act, or any regulations promulgated thereunder, or the federal Food, Drug, and Cosmetic Act, as amended ("FDCA"), or any regulations promulgated thereunder, (iii) been party to a corporate integrity agreement with the OIG or a similar agreement with any other Governmental Authority, (iv) been convicted of any felony or criminal offense relating to the delivery of any healthcare item or service or (v) been listed on the excluded individuals list published by the OIG, FDA or GSA, nor is any such debarment, disqualification, suspension, penalty or exclusion set forth in (i) through (v) above pending or, to the Company's Knowledge, threatened.

(b)    The Products are being and have since the Prior Acquisition Date been developed, tested, manufactured, packaged, labeled, distributed, promoted, stored, sold, marketed, imported and exported in compliance in all material respects with all applicable Laws, including those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. The Company and its Subsidiaries are and have since the Prior Acquisition Date been in material compliance with all Laws, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the federal TRICARE statute (10 U.S.C. §§ 1071 et seq.), the

Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a‑7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and regulations promulgated pursuant thereto, the exclusion laws (42 U.S.C. § 1320a-7), the FDCA (21 U.S.C. §§ 301 et seq.) and its implementing regulations, the Federal Trade Commission Act, the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), those Laws referenced in Section 3.19(l), government pricing and price reporting obligations, including obligations arising under or with respect to the Medicaid drug rebate program (including supplemental rebate agreements with states), Medicare Part B average sales price, Medicare Part D discount program, federal supply schedule, 340B program, and federal ceiling price, and any comparable foreign or state Laws ("Regulatory Laws").

(c)    The Company and its Subsidiaries have obtained all authorizations, approvals, registrations, clearances, consents, qualifications, certifications, licenses, permits and other rights from the FDA and similar foreign Governmental Authorities that are necessary for the development, testing, manufacturing, packaging, labeling, distribution, promotion, storage, sale, marketing, import or export of the Products (the "Regulatory Permits"), and each of such Regulatory Permits is valid and in full force and effect. The Company and its Subsidiaries have since the Prior Acquisition Date fulfilled and performed their obligations under each Regulatory Permit in all material respects. There is no proceeding pending or, to the Company's Knowledge, threatened that would result in the termination, revocation, suspension or the imposition of a restriction on any such Regulatory Permit or the imposition of any fine, penalty or other sanction for violation of any such Regulatory Permit.

(d)    Since the Prior Acquisition Date, neither the Company nor any Subsidiary has received or been subject to any action, notice, warning, administrative proceeding, review or investigation by a Governmental Authority that alleges or asserts that the Company or any Subsidiary has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Products or the Company's manufacturing or distribution processes or procedures, including any FDA Form 483, FDA warning letter or untitled letter or any similar notices.

(e)    Since the Prior Acquisition Date, neither the Company nor any Subsidiary has received (i) any notification of any pending or, to the Company's Knowledge, threatened, action, suit, claim, investigation, proceeding or Order alleging potential or actual non-compliance with any Regulatory Laws or (ii) to the Company's Knowledge, any correspondence, notice, or communication from any Governmental Authority, or current or former officer, director, health care professional or employee alleging or asserting noncompliance with Regulatory Laws.

(f)    Since the date that is five years prior to the date hereof, neither the Company nor any Subsidiary has been subject to a deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreement or order mandating or prohibiting future or past activities. Since the Prior Acquisition Date, to the Company's Knowledge, no Person has filed or has threatened in writing to file against the Company or any Subsidiary, any action, suit, claim, investigation, proceeding or Order under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the False Claims Act, 31 U.S.C. §§ 3729‑3733.

(g)    Since the Prior Acquisition Date, no Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing. To the Company's Knowledge, there are no proceedings in the United States or any other jurisdiction seeking (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any Product, (ii) a change in the labeling or classification of any Product or (iii) a termination, seizure, or suspension of the marketing or distribution of any Product are pending or threatened in writing against the Company or any Subsidiary of the Company.
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(h)    The current manufacturing operations conducted by the Company and Subsidiaries or, to the Company's Knowledge, on behalf of the Company or Subsidiaries are being and, since the Prior Acquisition Date, have been conducted in material compliance with applicable Regulatory Laws, including the provisions of FDA's current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 and 820 and similar federal, state, local or foreign requirements for the manufacture of the Products.

(i)    Since the Prior Acquisition Date, the Company and the Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. To the Company's Knowledge, (i) each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Authority.

(j)    The Company and its Subsidiaries have an effective health care compliance program designed to ensure compliance with Regulatory Laws including the PhRMA Code on Interactions with Healthcare Professionals and the AdvaMed Code of Ethics on Interactions with Health Care Professionals and that is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (68 Fed. Reg. 23731, May 5, 2003). Without limiting the foregoing, the compliance program includes a code of ethics or other similar written policy that governs all employees, contractors, and agents, including sales representatives, who interact with health care professionals and hospital customers, and such individuals' interactions with their health care professionals and hospital customers.

(k)    Since the Prior Acquisition Date, neither the Company nor its Subsidiaries has engaged in any activity that is in material violation of, or is cause for material civil penalties or mandatory or permissive exclusion under any Regulatory Law, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal health care program; or (y) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal health care program; or (iv) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (x) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a federal health care program; or (y) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a federal health care program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors; or any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any federal health care program.

(l)    Since the Prior Acquisition Date, the Company and its Subsidiaries are and have at all times been in material compliance with: (i) state Laws regulating, or requiring the disclosure to a state agency of, interactions between medical device manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry; and (ii) the so-called federal sunshine or open payments law (42 U.S.C. § 1320a-7h). Such compliance includes current registration and filings with appropriate federal and state agencies, as applicable. No Person for whom reporting is required under 42 U.S.C. § 1320a-7h or applicable regulations thereunder or a healthcare professional or entity otherwise subject to disclosure requirements under any comparable state Laws has been, since the Prior Acquisition Date, is, or will become as a result of the Transactions, an owner of, or a Person who has received or will receive or be entitled to receive any payment or other transfer of value from, Sellers.

Section 3.20    Affiliate Transactions. Section 3.20 of the Disclosure Schedule sets forth a list of (a) all material Contracts between an officer, director, shareholder, partner, member or Affiliate of the Company, any of the Company's Subsidiaries or any Seller, or any individual in such Person's immediate family, on the one hand, and the Company or any of its Subsidiaries (other than (i) arising under or in connection with employment-related Contracts, Company Plans and confidentiality Contracts or other Contracts incident to such Person's employment with the Company or any of its Subsidiaries, (ii) Contracts between the Company, on the one hand, and one or more Subsidiaries of the Company, on the other, or (iii) Contracts between two or more of the Company's Subsidiaries) and (b) any interest of an officer, director, shareholder, partner, member or Affiliate of the Company, any of the Company's Subsidiaries or any Seller, or any individual in such Person's immediate family, in any material property used by the Company or any of its Subsidiaries. Except for the Contracts set forth on Section 3.20 of the Disclosure Schedule, Contracts of the types referenced in clauses (i), (ii) or (iii) above, this Agreement, Contracts required to be entered into pursuant to this Agreement (including, for the avoidance of doubt, Contracts entered into in connection with the Restructuring Transactions), and any arm's length Contracts with any portfolio company of any Seller, at the Closing, none of the Company or any of its Subsidiaries shall be bound by any Contract or any other arrangement of any kind whatsoever with, or have any Liability (including for any Indebtedness) to any of the Sellers or their Affiliates.

Section 3.21    Products Liability. Since the Prior Acquisition Date, neither the Company nor any of its Subsidiaries has received in writing a material claim for or based upon breach of product warranty or product specifications or any other similar allegation of Liability resulting from the sale of products or the provision of services of the Company or any of its Subsidiaries. The Products (including the features and functionality offered thereby) or services rendered by the Company or any of its Subsidiaries comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto.

Section 3.22    Customers and Suppliers. Section 3.22 of the Disclosure Schedule sets forth a true and correct list of the 25 largest suppliers to and customers of the Company for the fiscal year ended December 31, 2015 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from, or sales to, as the case may be, each such supplier or customer during such period. Since January 1, 2015 through the date of this Agreement, no such customer or supplier has notified the Company in writing that it intends to terminate, cancel or materially curtail (in a manner that would be on the whole adverse to the Company) its business relationship with the Company.

Section 3.23    No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, and any representations and warranties expressly included in any certificate delivered by the Company to Purchaser pursuant to Section 8.2(e), neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TG BLOCKER
TG Blocker represents and warrants to Purchaser that, except as disclosed in the applicable section or subsection of the Disclosure Schedule:
Section 4.1    Organization, Standing and Organizational Power. TG Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. TG Blocker has made available to Purchaser true and correct copies of TG Blocker's certificates of incorporation and by-laws, each as amended to the date hereof, and each as so delivered is in full force and effect.

Section 4.2    Authority; Noncontravention.

(a)    TG Blocker has all necessary organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by TG Blocker under this Agreement have been duly authorized by all requisite corporate action and no other organizational action on the part of TG Blocker is necessary to authorize the execution and delivery of and performance by TG Blocker under this Agreement. This Agreement has been duly executed and delivered by TG Blocker and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of TG Blocker, enforceable against TG Blocker in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement by TG Blocker, nor the consummation by TG Blocker of the Transactions, nor compliance by TG Blocker with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the TG Blocker Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 is made and any applicable waiting periods referred to therein have expired, violate any Law applicable to TG Blocker, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which TG Blocker is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of TG Blocker, other than, in the case of clauses (ii) and (iii), as would not have a material adverse effect on TG Blocker's ability to consummate the Transactions.

Section 4.3    Subsidiaries. Except for the ownership of Company Units obtained pursuant to the Restructuring Transactions (and the beneficial interests in the Company's Subsidiaries represented by such Company Units), as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, TG Blocker will not, directly or indirectly, (a) own, of record or beneficially, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person. As of immediately prior to the Closing and after the consummation of the Restructuring Transactions, TG Blocker will own all of the Company Units set forth opposite TG Blocker's name on the Allocation Schedule (as determined pursuant to Section 2.1(a)) free and clear of all Liens (other than Permitted Liens and restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws or under the Company Charter Documents).

Section 4.4    Capitalization. The authorized capital stock of TG Blocker consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 Shares are issued and outstanding, all of which are held by TG. The Shares constitute all the capital stock of TG Blocker. Other than this Agreement, there are no outstanding options, warrants, convertible or exchangeable securities, "phantom" equity rights, equity appreciation rights, equity-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by TG Blocker relating to the issuance, purchase, sale or repurchase of any shares of common stock or other equity interests issued by TG Blocker containing equity features, or contracts, commitments, understandings or arrangements, by which TG Blocker is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by TG Blocker relating to any shares or other equity interests of TG Blocker. There are no material agreements or other obligations (contingent or otherwise) that require TG Blocker to repurchase or otherwise acquire any of TG Blocker's equity securities that would survive the Closing. At the Closing, all of the issued and outstanding capital stock of TG Blocker will be delivered to Purchaser, free and clear of any Liens except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable foreign and domestic securities Laws.

Section 4.5    Conduct of Business. TG Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in the Company and, as of the date hereof, has never owned any material assets except for the equity interests of Holdings, cash received in respect of the same and those typical of a holding company. As of immediately prior to Closing and after the consummation of the Restructuring Transactions, TG Blocker will hold no material assets except for Company Units and those typical of a holding company (including, but not limited to, prepaid taxes and deferred tax assets). Since formation, TG Blocker has not engaged in any material business activities (other than those typical of a holding company), including those conducted by the Company or any of its Subsidiaries, and has not directly owned any assets (other than the equity interests of Holdings and the Company, cash received in respect of the same and those typical of a holding company (including, but not limited to, prepaid taxes and deferred tax assets)). Except for liabilities incurred in connection with its incorporation, organization, maintenance and capitalization or as set forth and described in Section 4.5 of the Disclosure Schedule, TG Blocker has not incurred and is not presently liable for, directly or indirectly, any material liabilities (other than (i) with respect to non-delinquent Taxes incurred in the ordinary course of business and (ii) those typical of a holding company).

Section 4.6    Tax Matters.

(a)    Since the Prior Acquisition Date:
(i)    TG Blocker has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it.

(ii)    All U.S. federal income Taxes and other material Taxes of TG Blocker reflected on such Tax Returns have been timely paid (taking into account any extension of time within which to file).

(iii)    No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed in writing against TG Blocker that has not been settled, finally resolved, fully paid or adequately reserved for.

(iv)    All material Taxes required to be withheld by TG Blocker in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority.
(v)    No written claim has ever been made by any Governmental Authority in a jurisdiction in which TG Blocker does not file Tax Returns that TG Blocker is or may be subject to taxation by that jurisdiction.
(vi)    TG Blocker is, and has been, treated as a corporation for U.S. federal and all applicable state income tax purposes.
(vii)    TG Blocker is not and has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return.

(b)    There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of TG Blocker.

(c)    No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to U.S. federal Taxes or other material Taxes of TG Blocker.

(d)    TG Blocker has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency beyond the date hereof.

(e)    TG Blocker has previously made available to Purchaser (i) true and correct copies of all income Tax Returns filed by or on behalf of TG Blocker for all completed Tax years that fall after the Taxable year ended December 31, 2012, and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and other similar arrangements or agreements sent or received after the Prior Acquisition Date by TG Blocker relating to Taxes.

(f)    TG Blocker has not requested outside of the ordinary course of business any extension of time within which to file any income or other material Tax Return beyond the date hereof.

(g)    There are no requests for rulings or determinations in respect of any Tax matter pending between TG Blocker and any Governmental Authority.

(h)    TG Blocker is not a party to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4.

(i)    TG Blocker is not a party to any tax sharing, allocation, indemnity or similar arrangements pursuant to which it will have any obligation to make payments after the Closing.

(j)    TG Blocker does not have any material liability for the Taxes of another Person as a transferee or successor, or by contract.

(k)    TG Blocker has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(l)    To the extent required by applicable Tax Laws, all transactions to which the TG Blocker is a party have been conducted on the basis of arm's length terms, as defined by, and in material compliance with, such applicable Tax Laws.

(m)    TG Blocker will not be required to include any item of income or exclude any item of deduction from any Tax period ending after the Closing Date:

(i)    as a result of (1) a change in accounting method for a Pre-Closing Tax period, to include any adjustment under Section 481(c) of the Code, (2) a "closing agreement" as described in Section 7121 of the Code executed before the Closing, (3) an installment sale or open transaction disposition made before the Closing, or (4) any prepaid amount received or deferred revenue accrued before the Closing; or

(ii)    under any provision of state, local or foreign law that is similar to Section 4.6(m)(i).

(n)    TG Blocker does not have any Tax Return filing obligations or permanent establishment (within the meaning of any applicable Laws) in any country other than the country under the laws of which TG Blocker was created or organized.

Section 4.7    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of TG Blocker for which Purchaser, the Company or any of their respective Subsidiaries will be liable following the Closing.

Section 4.8    Litigation. As of the date hereof, there are no Actions pending or, to TG Blocker or Thomas Glanzmann's knowledge (in each case after reasonable inquiry), threatened against TG Blocker at law or in equity, or before or by any Governmental Authority. As of the date hereof, TG Blocker is not subject to any outstanding Order.

Section 4.9    No Other Representations or Warranties. Except for the representations and warranties expressly made by TG Blocker in this Article IV, neither TG Blocker nor any other Person makes any representation or warranty with respect to TG Blocker or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS OF WARRANTIES OF THE SELLER

Each Seller, severally and not jointly, as to himself, herself or itself, as applicable, represents and warrants to Purchaser that, except as disclosed in the applicable section or subsection of the Disclosure Schedule:
Section 5.1    Organization, Standing and Organizational Power. Such Seller is an individual or an entity duly organized or formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 5.2    Authority; Noncontravention.

(a)    Such Seller has all right, power and authority to enter into and perform its obligations under this Agreement and, if it is an entity, has all necessary organizational power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by such Seller under this Agreement have been duly authorized by all requisite organizational action and no other organizational or corporate action on the part of such Seller is necessary to authorize the execution and delivery of and performance by such Seller under this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the Transactions, nor compliance by such Seller with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of its certificate of incorporation, formation or limited partnership, as applicable, or by-laws, LLC agreement or LP agreement, as applicable, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 is made and any applicable waiting periods referred to therein have expired, violate any Law applicable to such Seller, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which such Seller is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of such Seller or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, the Call Option Agreement, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Seller from consummating the Transactions.

Section 5.3    Ownership of Purchased Securities. As of immediately prior to the Closing, after the consummation of the Restructuring Transactions, such Seller shall be the sole record and beneficial owner of, and have good title to, the Purchased Securities set forth opposite such Seller's name on the Allocation Schedule (as determined pursuant to Section 2.1(a)), free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions (other than transfer restrictions under the Securities Act and other applicable foreign or domestic securities Laws) and shall transfer and deliver to Purchaser at the Closing valid title to the Purchased Securities, free and clear of all Liens, agreements, voting trusts, proxies or other arrangements or restrictions (other than transfer restrictions under the Securities Act and other applicable foreign or domestic securities Laws). Except in connection with the Transactions, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of any of such Seller's Purchased Securities or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller's Purchased Securities, or any "tag-along," "drag-along" or similar rights with respect to such Purchased Securities. Such Seller is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Purchased Securities or (b) any voting trust, proxy or other contract relating to the voting of any Purchased Securities. Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, such Seller shall not, other than as contemplated by this Agreement, directly or indirectly, (i) sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Purchased Securities held by such Seller or any interests therein, except pursuant to this Agreement, (ii) deposit any such Purchased Securities into a voting trust or enter into a voting agreement or arrangement with respect to any such Purchased Securities or (iii) enter into any Contract providing for the direct or indirect acquisition or sale, assignment, transfer or other disposition of the Purchased Securities.

Section 5.4    Governmental Approvals. Except for the filings required under, and compliance with other applicable requirements of, the HSR Act, no consents, permits, authorizations, or approvals of, or notices, filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not, individually or in the aggregate, reasonably be expected to prevent such Seller from consummating the Transactions.

Section 5.5    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of such Seller for which Purchaser, the Company or any of their respective Subsidiaries will be liable following the Closing.

Section 5.6    Litigation. As of the date hereof, there are no Actions pending or, to such Seller's knowledge, threatened against such Seller at law or in equity, or before or by any Governmental Authority, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller's ability to consummate the Transactions. As of the date hereof, such Seller is not subject to any outstanding Order that would, individually or in the aggregate, be expected to have a material adverse effect on such Seller's ability to consummate the Transactions.

Section 5.7    Restructuring. Upon and following the consummation of the Restructuring Transactions, the Sellers will hold, directly (and in the case of TG, indirectly), all the Company Units (other than those subject to the Call Option).

Section 5.8    Call Option Agreement. A true and correct copy of the Call Option Agreement has been made available to Purchaser, together with all amendments, waivers or other changes relating to the Call Option Agreement. As of the date hereof, the Call Option Agreement is valid and binding on MDP VI-C and VI-C Holdco, respectively, and is in full force and effect and enforceable in accordance with its terms, and as of immediately prior to the Closing and after the consummation of the Restructuring Transactions, the Call Option Agreement will be valid and binding on MDP VI-C and VI-C Holdco, respectively, and will be in full force and effect and enforceable in accordance with its terms. MDP VI-C and VI-C Holdco are not in breach of or in default under the Call Option Agreement, each has performed the obligations required to be performed by it under the Call Option Agreement and no event has occurred that, with or without the lapse of time or giving of notice or both, would constitute a default, and no notice alleging such a default has been delivered. The payment of the Call Option Exercise Price in accordance with the Call Option Agreement is the only consideration required for Purchaser to exercise the Call Option and purchase the Company Units subject thereto. After the exercise of the Call Option, the payment of the Call Option Exercise Price and acquisition of the Company Units subject thereto, Purchaser shall have no continuing obligations, debts or liabilities to any Person in relation to the Call Option Agreement. The representations and warranties in this Section 5.8 are made solely by MDP VI-C.

Section 5.9    No Other Representations or Warranties. Except for the representations and warranties expressly made by each Seller, severally and not jointly, as to himself, herself or itself, as applicable in this Article V and in the assignment agreement to be entered into pursuant to Section 1.4(c), neither such Seller nor any other Person makes any representation or warranty with respect to such Seller or its Subsidiaries (if any) or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Sellers that:
Section 6.1    Organization, Standing and Organizational Power of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is a wholly owned Subsidiary of Parent.

Section 6.2    Authority; Noncontravention.

(a)    Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Purchaser under this Agreement, and the consummation by Purchaser of the Transactions, have been duly authorized and approved by all requisite corporate action by Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of and performance by Purchaser under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent, Purchaser or their respective Subsidiaries is necessary to adopt this Agreement and approve the Transactions.

(b)    Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation and by-laws of Purchaser, or other organizational or governing documents of Purchaser or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 6.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 6.3 is made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Purchaser or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.3    Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, no consents, permits, authorizations or approvals of, or notices, filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions, other than as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.4    Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker's, finder's or financial advisor's fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries for which the Company, its Subsidiaries or the Sellers would be liable.

Section 6.5    Sufficient Funds. As of the Closing, Purchaser shall have available sufficient cash, marketable securities, available lines of credit or other sources of immediately available funds to pay all amounts payable by Purchaser pursuant to Article I and Article II, and any other amounts incurred or otherwise payable by Purchaser or, following the Closing, the Company, in connection with the Transactions, and there is no restriction on the use of such cash for such purposes. Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Purchaser's, its Affiliates' or any other Person's ability to obtain any financing for the consummation of the Transactions.

Section 6.6    Legal Proceedings. As of the date hereof, there are no Actions pending or, to Purchaser's knowledge, threatened against Purchaser at law or in equity, or before or by any Governmental Authority, which, if determined adversely to Purchaser, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Purchaser's timely performance under this Agreement or the consummation of the Transactions. As of the date hereof, Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay Purchaser's timely performance under this Agreement or the consummation of the Transactions.

Section 6.7    Investment Representation. Purchaser is acquiring the Purchased Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser acknowledges that the Purchased Securities have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 6.7    No Other Representations or Warranties. Except for the representations and warranties expressly made by Purchaser in this Article VI and any representations and warranties expressly included in any certificate delivered by Purchaser to the Company pursuant to Section 8.3(c), neither Purchaser nor any other Person makes any representation or warranty with respect to Purchaser and its business, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE VII

COVENANTS

Section 7.1    Conduct of Business.

(a)    Except as required or expressly permitted by this Agreement (including the consummation of the Restructuring Transactions), as required by applicable Law or as contemplated by Section 7.1(a) of the Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (A) conduct their respective businesses in all material respects in the ordinary course of business, (B)  preserve intact their business organizations and maintain, in all material respects, goodwill and existing relationships with material commercial counterparties and Governmental Authorities and (C) not intentionally encourage or otherwise intentionally induce any Company Employee to terminate his or her employment or adversely change his or her role at the Company or its Subsidiaries without cause; provided that, the foregoing notwithstanding, the Company and its Subsidiaries may (1) use all available Cash to repay any Indebtedness or make Cash dividends or distributions prior to the Closing Date so long as such payments, dividends and distributions are reflected in the estimation and calculation of the Cash Amount and (2) enter into and/or pay any bonus arrangements with employees of the Company and its Subsidiaries so long as such bonuses are included in the estimation and calculation of the Net Working Capital Amount or Transaction Expenses or paid prior to the Closing and reflected in the calculation of the Cash Amount, and (ii) without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries to not:

(i)    transfer, issue, sell or grant any membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its membership interests or other equity interests, or any rights, warrants or options to purchase any of its membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its membership interests or other equity interests, except for transactions among the Company and its wholly owned Subsidiaries;

(ii)    redeem, purchase or otherwise acquire any of its outstanding membership interests or other equity interests, or any rights, warrants or options to acquire any of its membership interests or other equity interests, or otherwise merge, consolidate, restructure, reorganize or liquidate;

(iii)    (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its membership interests or other equity interests, other than dividends or distributions in cash or dividends or distributions by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (B) adjust, split, combine, subdivide or reclassify any of its membership interests or other equity interests;

(iv)    sell, lease, license, assign, transfer, abandon, dedicate to the public, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of its properties or assets (including any Company Owned IP) that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases and rentals in the ordinary course of business, (B) pursuant to Contracts in force on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its

Subsidiaries, (D) non-exclusive licenses granted by the Company or any of its Subsidiaries pursuant to vendor, customer and other similar commercial agreements that grant rights to third parties to Company Owned IP in the ordinary course of business or (E) transfers among the Company and its wholly owned Subsidiaries;

(v)    make capital expenditures in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any consecutive three-month period, except that the Company and its Subsidiaries shall make capital expenditures (A) as budgeted in the Company's current budget made available to Purchaser and (B) pursuant to Contracts in force on the date of this Agreement and made available to Purchaser;

(vi)    make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $1,000,000, except pursuant to Contracts, of which true and correct copies have been made available, in force on the date of this Agreement;

(vii)    increase in any material respect the compensation of any of its directors (or managers) or executive officers whose compensation exceeds $275,000, except (A) as required pursuant to applicable Law or the terms of Company Plans or other employee benefit plans or arrangements in effect on the date of this Agreement or as consistent with past practice and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business (provided that payments of bonuses and other grants and awards made in the ordinary course shall not constitute an increase in compensation);

(viii)    amend the Company Charter Documents or Organizational Documents of any Subsidiary;

(ix)    adopt a plan or agreement of complete or partial liquidation or dissolution;

(x)    create or incur any material Lien, other than a Permitted Lien or a Lien incurred in the ordinary course of business;

(xi)    incur any indebtedness for borrowed money or guarantee for such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business, not to exceed $1,000,000 in the aggregate, (B) indebtedness in replacement of existing indebtedness for borrowed money and, in the case of indebtedness other than indebtedness that will be discharged at the Closing, on terms materially consistent with or more beneficial than the indebtedness being replaced, (C) guarantees of indebtedness of wholly owned Subsidiaries of the Company incurred in compliance with this Section 7.1, and not to exceed $1,000,000 of notional debt in the aggregate and (D) indebtedness incurred under the Company Loan Agreements;

(xii)    enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement or enter into any Contract to which a Health Care Professional or distributor with operations or assets outside of the United States will be a party (each, an "HCP or International Distributor Contract"), or amend, modify or terminate any Material Contract or any HCP or International Distributor Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights; provided: that the Company and its Subsidiaries may, in the ordinary course of business, enter into a Contract that (A) would have been a Material Contract solely due to the fact that it would be required to be disclosed on Section 3.15(a)(vii) or (viii) of the Disclosure Schedule had it been entered into prior to this Agreement (and that would not be an HCP or International Distributor Contract); and (B) any Contract that is terminable at will or for convenience by the Company and/or its Subsidiaries party thereto on 90 or less days' notice and without prepayment, penalty or other financial obligation, in each case so long as the Company provides reasonably prompt prior notice thereof to Purchaser;

(xiii)    make any changes with respect to accounting policies or procedures, except as required by changes in Laws or GAAP;

(xiv)    except as required by changes in Laws, make or change any Tax election, enter into any "closing agreement" as described in Section 7121 of the Code with respect to Taxes, settle any Tax claim, audit or assessment, change any Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, in each case to the extent such action would be reasonably expected to materially increase the Taxes of the Specified Entities for a Relevant Tax Period;

(xv)    settle, or offer or propose to settle, any Action involving or against the Company or any of its Subsidiaries, except (a) where the sum of (x) any amount paid by the Company and its Subsidiaries in settlement or compromise, plus (y) the readily ascertainable and readily apparent financial impact to the Company and its Subsidiaries of any other terms of the settlement or compromise does not exceed $1,000,000 and (b) where the terms of such settlement, offer or proposal would not result in the imposition of any material restriction, constraint or other limitation on the Company's ongoing business (after giving effect to any reasonably expected indemnification proceeds);

(xvi)fail to use commercially reasonable efforts to maintain all existing Insurance Policies in full force and effect;

(xvii)fail to use commercially reasonable efforts to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect, or to maintain the ownership, validity and enforceability of any Company Registered IP that is material to the Company and its Subsidiaries taken as a whole; or

(xviii)agree in writing to take any of the foregoing actions.

Section 7.2    Ordinary Conduct of TG Blocker. Except as contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 7.2 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the restrictions set forth in Section 7.1 shall apply to TG Blocker, as applicable, mutatis mutandis.

Section 7.3    Exclusivity. Each of the Company, TG Blocker and each Seller agree that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and each of them shall cause their respective Affiliates not to, directly or indirectly: (a) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (c) enter into any agreement with respect to any Acquisition Proposal. Each Seller agrees that it shall not transfer or agree to transfer any of the Purchased Securities (or any Company Units underlying the Purchased Securities) other than in accordance with the terms of this Agreement.

Section 7.4    Payoff Letters. The Company shall use commercially reasonable efforts to deliver to Purchaser at least one Business Day prior to the Closing Date (and three Business Days prior to the Closing Date, drafts of) customary payoff letters from the holders of Indebtedness set forth in Section 7.4 of the Disclosure Schedule (such holders, the "Payoff Persons"), and to make arrangements for such holders of such Indebtedness to deliver to Purchaser, subject to the receipt of the applicable payoff amounts, all related and executed Lien releases and related guarantee terminations at, and subject to the occurrence of, the Closing.

Section 7.5    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the Company, Holdings, TG, each Seller and Purchaser shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filings under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws by any Governmental Authority with respect to the Transactions and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)    In furtherance and not in limitation of the foregoing, but subject to Section 7.5(d): (i) Purchaser, each Seller and the Company agree to (A) make, or cause to be made, appropriate filings of Notification and Report Forms pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within 13 Business Days after the date hereof (unless Purchaser and the Seller Representative otherwise agree to a different date)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as practicable (and no later than three Business Days prior to the Outside Date); and (ii) each party agrees to (A) supply as soon as practicable any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 7.5 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. Purchaser shall be responsible for all filing fees under the HSR Act and other Antitrust Laws and any other Laws applicable to Purchaser. The parties shall cause the filings under the HSR Act to be considered for grant of "early termination," and shall request the equivalent under any other Antitrust Laws.

(c)    Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of), any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority; (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the Transactions; and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filing, investigation or inquiry concerning the Transactions without giving the other Parties prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Purchaser and the Company may designate any non-public information provided to any Governmental Authority as restricted to "Outside Antitrust Counsel" only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the Party providing the non-public information.

(d)    Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any of its Affiliates shall be required to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority so as to enable the Parties to close the Transactions as soon as practicable (and no later than three Business Days prior to the Outside Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Purchaser, any Affiliate of Purchaser, the Company or any of its Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, any Affiliate of Purchaser, the Company or any of its Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Purchaser, any Affiliate of Purchaser, the Company or any of its Subsidiaries and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority in order to achieve clearance under any Antitrust Law (each a "Remedial Action"); provided that Purchaser agrees, to the extent necessary to achieve clearance under applicable Antitrust Laws required pursuant to this Agreement to consummate the Transactions, to agree to take any Remedial Action solely with respect to the Company and its Subsidiaries (but, it being understood and agreed, not with respect to the Purchaser or any of its Affiliates) that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that Purchaser can compel Sellers, the Company and the Company's Subsidiaries to take any of the actions referred to in this Section 7.5(d) (or agree to take any of such actions) if such actions are only effective after the Closing; and provided further that: (A) none of Sellers, the Company or any of the Company's Subsidiaries shall take any of the actions referred to in this Section 7.5(d) (or agree to take any of such actions) without Purchaser's prior written consent; and (B) no Party nor any of their respective Affiliates shall be required to agree to any term or take any action in connection with achieving clearance under applicable Antitrust Laws required pursuant to this Agreement to consummate the Transactions unless such term or action does not take effect until after the consummation of the Transactions.

(e)    Nothing in this Section 7.5 imposes any obligation on any Party to extend the Agreement beyond the Outside Date, or affects the right of either Purchaser or Seller to terminate pursuant to Section 9.1(b)(i).

(f)    Upon the reasonable request of Purchaser, the Sellers and the Company shall, and shall cause the Company's Subsidiaries to, use reasonable best efforts to cooperate with Purchaser in connection with obtaining consents, approvals and other authorizations of third parties to consummate the Transactions; provided that the Company and its Subsidiaries shall not be required to make any payments or incur any Liabilities in connection with the foregoing that are not either (i) reimbursed by Purchaser prior to the Closing or (ii) payable after, and contingent on, the Closing; provided further that neither the Company nor any of its Subsidiaries shall make any payments or incur any Liabilities in connection therewith without the prior written consent of Purchaser.

Section 7.6    Public Announcements. Purchaser, the Company and the Seller Representative shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Following such initial press release, Purchaser, the Company and the Seller Representative shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after prompt advance notice and consultation to the extent feasible); provided, however, that the foregoing shall not preclude communications or disclosures reasonably necessary to implement the provisions of this Agreement; provided further that MDP and its Affiliates may (i) disclose the subject matter of this Agreement, and on a confidential basis, financial return and other financial performance or statistical information (not already publicly available or derived from publicly available information, in each case other than as a result of a breach of MDP's or any of its Affiliates' confidentiality obligations) in connection with fundraising, marketing, informational or reporting activities to current and potential equityholders or investors and (ii) to the extent MDP or any Affiliate or Representative thereof is contacted by the press or any publication, it or they shall be permitted to confirm or correct its invested capital and internal rate of return on invested capital with respect to the Transactions (and for the avoidance of doubt, provide financial return and other financial performance or statistical information publicly available or derived from publicly available information, in each case other than information disclosed as a result of a breach of MDP's or any of its Affiliates' confidentiality obligations); and provided further that the foregoing shall not limit the ability of Purchaser and its Affiliates to conduct customary investor and analyst calls concerning the Transactions, to make internal announcements to their employees, and to make disclosures to potential sources of financing for the Transactions and credit rating agencies, so long as the statements contained therein are not inconsistent in any material respect with the prior public disclosures regarding the transactions contemplated hereby provided further that the foregoing shall not limit the ability of the Company to make internal announcements to its employees, so long as the statements contained therein are not inconsistent in any material respect with the prior public disclosures regarding the Transactions. The Parties acknowledge and agree that Purchaser (or any Affiliate thereof) may file this Agreement, including a summary thereof, with the U.S. Securities and Exchange Commission.

Section 7.7    Access to Information; Contact with Employees, Customers and Suppliers; Confidentiality.
(a)    Subject to Section 7.7(b) and applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford to Purchaser and its Representatives reasonable access during normal business hours to the Company's and its Subsidiaries' senior executives and other managerial level employees, properties, books, Contracts and records and the Company shall furnish promptly to Purchaser such information concerning the Company's and its Subsidiaries' respective business and properties as Purchaser may reasonably request; provided that Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; provided further, that the Company and its Subsidiaries shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of the attorney-client privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information that does not have the foregoing effects). Notwithstanding anything to the contrary herein, no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company.

Until the Closing, the information provided shall be subject to the terms of the Confidentiality Agreement.

(b)    Prior to the Closing, Purchaser and its Representatives may only contact and communicate with the employees, customers, payors, service providers, regulators and suppliers of the Company and its Subsidiaries related to the Transactions after prior consultation with and written approval of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not prohibit Purchaser and its Affiliates from contacting employees, customers, payors, service providers, regulators and suppliers of the Company and its Subsidiaries in the ordinary course of Purchaser's business so long as such contact does not reference, interfere with or relate to the Transactions. Promptly after the date of this Agreement, the Company and Purchaser will confer and reasonably cooperate to form a joint strategy in order for Purchaser and its Affiliates to contact and communicate with, following the Closing, the employees, customers, payors, service providers, regulators and suppliers of the Company and its Subsidiaries in connection with the Transactions.

(c)    Following the Closing until the third anniversary of the date hereof, each Seller shall, and shall cause its Affiliates that have received Confidential Information, directly or indirectly, from Seller (or, solely with respect to Confidential Information received prior to Closing or after the Closing pursuant to Section 7.8, from the Company or its Subsidiaries) to, keep confidential all confidential and proprietary information of the Company, the Subsidiaries of the Company and the business of the Company and its Subsidiaries (collectively, "Confidential Information"); provided, however, that (i) the foregoing obligation shall not apply to any Confidential Information that (A) is or becomes available to the public (other than as a result of a breach of this Section 7.7(c) by a Seller or one of the Sellers' Affiliates), or (B) is or becomes available to any Seller or its Affiliates on a non-confidential basis from a source other than a Seller or the Company or any of their respective Affiliates, so long as such source is not known by such Person (after reasonable inquiry) to be subject to another confidentiality obligation to the Company or its Affiliates, (ii) nothing herein shall restrict Sellers or any of their Affiliates from disclosing (A) the subject matter of this Agreement or financial return or other financial performance or statistical information as expressly contemplated by Section 7.6, (B) confirming or correcting its invested capital and internal rate of return on invested capital with respect to the Transactions as expressly contemplated by Section 7.6 and/or (C) Confidential Information in connection with any dispute with Purchaser, the Company or any of their Affiliates related to this Agreement and (iii) Sellers and any of their Affiliates may disclose Confidential Information to the extent required by applicable Law or legal or administrative process; provided that such Seller shall promptly notify Purchaser (to the extent legally permissible) in advance of such disclosure so that Purchaser may seek, at Purchaser's sole expense (and Seller will use commercially reasonable efforts to cooperate with Purchaser in seeking) a protective order or other appropriate remedy in lieu of or with respect to such disclosure and/or waive compliance with this Section 7.7(c), and to the extent legally permissible, Seller will attempt to obtain, at Purchaser's sole expense, reliable assurance that confidential treatment will be accorded to the information ultimately furnished. Notwithstanding any of the foregoing, Purchaser acknowledges that certain of Sellers' Affiliates are, and certain of their Representatives and Affiliates may be, registered investment advisors or regulated financial institutions and thus subject to routine examinations, investigations, regulatory sweeps or other regulatory inquiries, and agree that such Persons and their Representatives and Affiliates shall not be required to comply with the process described in clause (iii) of the preceding sentence of this Section 7.7(c) in respect of disclosures made to a regulatory agency, self-regulatory organization, governmental agency or examiner thereof in the course of any such routine examinations, investigations, sweeps or inquiries not specifically relating to the Company or any of its Subsidiaries or the Transactions, and any such disclosure shall be permitted.

Section 7.8    Access to Books and Records. From and after the Closing, for a period of seven years, Purchaser shall, and shall cause the Company to, provide the Seller Representative and its authorized Representatives with access, during normal business hours and upon reasonable notice, solely for the purpose of complying with applicable Tax Laws or for a proper purpose to the extent related to the Transactions or to the ownership of equity interests of one or more Sellers, to (i) the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Purchaser, the Company and their Affiliates for purposes of better understanding such books and records; provided that Seller and its authorized Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; provided further, that Purchaser and the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (provided that the Company shall use commercially reasonable efforts to provide such access or information in an alternative manner that does not have the foregoing effects). Unless otherwise consented to in writing by the Seller Representative, Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries relating to Tax matters or the Transactions or to the ownership of equity interests of one or more Sellers for any period prior to the Closing Date without first giving reasonable prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or any portion thereof that Purchaser or the Company may intend to destroy, alter or dispose of.

Section 7.9    Indemnification and Insurance.

(a)    From and after the Closing for any D&O Claim made prior to the six-year anniversary of the Closing, Purchaser shall, and shall cause the Company and TG Blocker, as applicable, to (i) indemnify, defend and hold harmless each current and former member, manager, director and officer of TG Blocker, the Company and any of its Subsidiaries, as applicable, in each case, when acting in such capacity (each, a "D&O Indemnitee" and, collectively, the "D&O Indemnitees") against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a "D&O Claim"), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with TG Blocker, the Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing

(including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of TG Blocker, the Company and its Subsidiaries, as applicable, to the D&O Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents or TG Blocker Charter Documents, as applicable, and the respective organizational documents of each of the Company's Subsidiaries as in effect on the date hereof and (B) any indemnification agreements with a D&O Indemnitee that have been provided to Purchaser prior to the date hereof and that are listed on the Disclosure Schedule, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law in accordance with the terms thereof. Without limiting the foregoing, from and after the Closing for any D&O Claim made prior to the six-year anniversary of the Closing, Purchaser shall ensure that (x) the Company fulfills its obligations to the applicable D&O Indemnitees pursuant to the terms of the Company Charter Documents as in effect on the date hereof, and (y) TG Blocker fulfills its obligations to the applicable D&O Indemnitees, pursuant to the terms of the TG Blocker Charter Documents as in effect on the date hereof.

(b)    From and after the Closing for any D&O Claim made prior to the six-year anniversary of the Closing, Purchaser shall, and shall cause the Company to, pay and advance to each D&O Indemnitee any expenses (including reasonable fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions of such D&O Indemnitee covered under this Section 7.9 or the enforcement of a D&O Indemnitee's rights under this Section 7.9 as and when incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the TG Blocker Charter Documents, the Company Charter Documents, applicable organization documents of the Subsidiaries of the Company or applicable indemnification agreements as in effect on the date hereof).

(c)    Notwithstanding anything to the contrary contained in this Section 7.9 or elsewhere in this Agreement, Purchaser shall not (and Purchaser shall cause the Company and TG Blocker not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any D&O Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnitees covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation. Nothing in this Section 7.9(c) shall relieve Purchaser, TG Blocker or the Company of its obligations set forth in this Section 7.9.

(d)    At or prior to the Closing, the Company shall use commercially reasonable efforts to purchase a prepaid directors' and officers' liability insurance policy or policies ("Tail Coverage") with an insurer with the same or better credit rating as the current carrier of the Company as of the date hereof that provides coverage for any D&O Claim made prior to the sixth anniversary of the Closing with respect to the policies of directors' (or managers') and officers' liability and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries covering matters arising on or before the Closing. All costs and expenses related to the Tail Coverage shall be prepaid by the Company at or prior to the Closing and all associated costs and expenses related to the Tail Coverage shall be included in the calculation of Transaction Expenses; provided, however, that the Company shall not be required to pay more than an amount equal to 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant to this Section 7.9(d); provided further that if the cost of such insurance coverage exceeds such amount, the Company shall only be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)    The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee. The rights under this Section 7.9 shall be in addition to any rights such D&O Indemnitee may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts (as in effect on the date hereof) or Law.

(f)    In the event that Purchaser, TG Blocker, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser, TG Blocker and the Company shall assume all of the obligations thereof set forth in this Section 7.9.

(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members', managers', directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of their respective managers, directors or officers.

(h)    Each of the Sellers and Purchaser acknowledge and agree that none of the Sellers or Purchaser and their Affiliates shall make any claim against, or seek any indemnification from, any present or former director or officer of the Company or any of the Company's Subsidiaries solely to the extent related to the execution of their duties as such up to the earlier of the termination of their appointment and the Closing Date, or under, in connection with, arising out of, resulting from or in any way related to this Agreement, the Transactions or the sales process leading up to the execution and delivery of this Agreement and the Transactions.

Section 7.10    No Control of Other Party's Business. Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct TG Blocker's, the Company's or its Subsidiaries' operations prior to the Closing, including, for the avoidance of doubt, for purposes of the HSR Act or any other applicable Antitrust Law.

Section 7.11    Employee Matters.

(a)    Purchaser shall, or shall cause Parent, the Company and its Subsidiaries, as applicable, to, for the period immediately following the Closing Date through and including the first anniversary of the Closing Date, provide any employee of the Company and its Subsidiaries employed as of the Closing (the "Company Employees") with (i) the same base salary and annual target cash bonus opportunity as provided to the Company Employees as of immediately prior to the Closing, and (ii) employee benefits that are substantially comparable in the aggregate to those provided to the Company Employees immediately prior to Closing (excluding any defined benefit pension plan and any plan providing for equity or equity-based compensation).

(b)    From and after the Closing, Purchaser shall provide, or shall cause Parent, the Company and its Subsidiaries, as applicable, to provide, each Company Employee full credit for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (excluding, for the avoidance of doubt, any equity or equity-related plans or awards or other incentive awards granted after the Closing Date) provided, sponsored, maintained or contributed to by Parent or its Subsidiaries (collectively, the "Purchaser Benefit Plans") for which Company Employees may be otherwise eligible for such Company Employee's service with the Company and its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company and its Subsidiaries prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. To the extent commercially reasonable, Purchaser shall (i) waive, or cause to be waived, for each Company Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively at work requirement or any other restriction that would prevent immediate or full participation under Purchaser Benefit Plans applicable to such Company Employee to the extent such waiting period, pre-existing condition limitation, actively at work requirement or other restriction would not have been applicable to such Company Employee under the terms of the Company Plans, (ii) waive, or cause to be waived, any and all evidence of insurability requirements with respect to such Company Employees to the extent such evidence of insurability requirements were not applicable immediately prior to the Closing, and (iii) give, or cause to be given, full credit under Purchaser Benefit Plans applicable to each Company Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(c)    Purchaser shall cause Parent, the Company and their respective Subsidiaries to recognize all accrued but unused PTO for each Company Employee as of the Closing Date. Further, for the calendar year in which the Closing occurs, Purchaser shall cause Parent, the Company and its Subsidiaries to credit each Company Employee with additional PTO in accordance with the PTO policy applicable to such Company Employee immediately prior to the Closing Date.

(d)    The provisions of this Section 7.11 shall not, and shall not be deemed to, constitute the adoption, amendment or modification of any employee benefit plan, including the Company Plans, nor shall any provision hereof limit Purchaser's and its Affiliates' and the Company's and its Subsidiaries' authority to terminate any employee at any time and for any reason.

(e)    The provisions of this Section 7.11 are solely for the benefit of the Parties, and no Company Employee (including any beneficiary or dependent thereof) or former employee or any participant or any beneficiary thereof in any Company Plan or under the employee benefit plans, programs and policies of Purchaser or its Affiliates shall be regarded as a third party beneficiary of this Section 7.11 and no provision of this Section 7.11 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Purchaser or its Affiliates to terminate the employment of any Company Employee at any time and for any reason; (ii) require Purchaser or its Affiliates to continue any Company Plans or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date; or (iii) amend any Company Plans or other employee benefit plans or arrangements.

(f)    At least 10 Business Days prior to the Closing, the Company shall provide Purchaser with an updated Employee Census and an updated Non-Employee Service Provider Census.

Section 7.12    Land Purchase Agreement. Upon the written request of Purchaser prior to the Closing and following delivery by Purchaser to the Company of $10,000, each at least three Business Days prior to the date on which each of the "contingency period" or "extended contingency period" (but only if Purchaser has exercised its rights under this Section 7.12 with regard to the initial "contingency period") under the Land Purchase Agreement would otherwise expire, the Company shall cause Sage Products, LLC to (i) exercise any right that it has to extend the contingency period or extended contingency period then in effect as provided for in and subject to the Land Purchase Agreement and (ii) provide Purchaser any information Purchaser reasonably requests and the Company receives with respect to due diligence regarding the Land Purchase Agreement, in each case to the extent permitted thereunder, so long as Sage Products, LLC has taken, or has caused the Company and its Subsidiaries to take, commercially reasonable efforts to obtain a waiver with respect to any prohibition on furnishing or making available such information to Purchaser.

Section 7.13    Termination of Related Party Agreements. Except as otherwise consented to in writing by Purchaser, each Seller, TG Blocker and the Company shall, and shall cause their respective Affiliates to, take all actions necessary so that, at or prior to the Closing, each Contract listed on Section 7.13 of the Disclosure Schedule between the Company or any of its Subsidiaries, on the one hand, and any Seller or TG Blocker and their respective Affiliates, on the other hand, shall be terminated without further liability of the Company or any of its Subsidiaries. In furtherance and not in limitation of the foregoing, at or prior to the Closing, GP and Sage Products, LLC shall terminate the Management Services Agreement, dated December 13, 2012, by and between Sage Products, LLC and GP.

Section 7.14    Restructuring Transactions.

(a)Subject to Section 7.14(b), prior to the Closing, the Sellers shall consummate, or shall cause to be consummated, the Restructuring Transactions in accordance with the structure and steps set forth in Exhibit A and in compliance with applicable Laws.

(b)From and following the date of this Agreement, the Sellers and their respective Representatives shall consult with Purchaser and its Representatives and keep them reasonably informed with respect to each step in the implementation and overall progress of the Restructuring Transactions and shall give Purchaser and its Representatives an adequate opportunity and reasonable amount of time to review and reasonably comment on all agreements, understandings, arrangements and other documents related to or connected with the Restructuring Transaction to which the Company, its Subsidiaries or TG Blocker are a party and the Sellers shall not enter into any agreement to which the Company, any of its Subsidiaries or TG Blocker is a party as part of the Restructuring Transactions on terms reasonably objected to by Purchaser.

Section 7.15    Call Option Agreement. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall not amend, supplement, modify or terminate the Call Option Agreement (except pursuant to the assignment agreement referenced in Section 1.4(c)).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1    Conditions to Each Party's Obligation. The respective obligations of each Party hereto to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal.

Section 8.2    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Sellers, TG Blocker and the Company set forth in this Agreement (excluding the representations and warranties set forth in Section 3.1, Section 3.2(a), Section 3.5(a)(i), Section 3.5(b)(i), Section 4.1, Section 4.2(a), Section 4.4, Section 5.1, Section 5.2(a), Section 5.2(b)(iv) and Section 5.3 (collectively, the "Fundamental Representations") and those set forth in Section 3.7(a)(ii)), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iii) the representations and warranties of the Company set forth in Section 3.7(a)(ii) shall have been true and correct in all respects as of the date of this Agreement.

(b)    Performance of Obligations. The Company, the Sellers and TG Blocker shall have performed and complied in all material respects with all covenants and obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement through the Closing, there shall not have occurred and be continuing an Effect that has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)    Consummation of Restructuring Transactions. The Restructuring Transactions shall have been consummated pursuant to the structure and steps as more particularly set forth in Exhibit A, in compliance with applicable Laws, without any amendment, supplement, variation or other modification thereto, and Purchaser shall have received evidence of the completion of the Restructuring and no amendment, supplement, variation or other modification shall have been made to the Call Option Agreement.

(e)    Officer's Certificate. The Company shall have delivered to Purchaser a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

Section 8.3    Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Purchaser Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)    Performance of Obligations of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Officer's Certificate. Purchaser shall have delivered to the Company a certificate of Purchaser, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Seller Representative and Purchaser;

(b)    by either of the Seller Representative or Purchaser:

(i)    if the Closing shall not have been consummated on or before July 29, 2016 (such date or the date to which it is extended pursuant to Section 12.10 being the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)    if any Restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement or if such party shall have failed to comply with its obligations under Section 7.5.

(c)    by Purchaser if the Company, TG Blocker or the Sellers shall have breached or failed to perform any of such Party's representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), respectively, and (B) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from Purchaser stating Purchaser's intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; or

(d)    by the Seller Representative if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), respectively, and (B) cannot be cured by Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within 30 days following receipt of written notice from the Seller Representative stating the Seller Representative's intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder; provided further, that neither a breach by Purchaser of Section 6.5 nor the failure to deliver the Closing Purchase Price and the other Closing payments pursuant to Article I at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Company.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect (other than this Section 9.2 and Article XII (other than Section 12.10), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser, the Sellers, the Company, TG Blocker or the Seller Representative or their respective managers, directors, employees, officers and Affiliates hereunder; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement. For purposes of this Section 9.2, "willful and material breach" means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

ARTICLE X

CERTAIN TAX MATTERS

Section 10.1    Responsibility for Filing Tax Returns.

(a)    Following the Closing, the Seller Representative shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for TG Blocker, the Company and its Subsidiaries for all Pre-Closing Tax Periods (other than a Pre-Closing Tax Period consisting of a portion of a Straddle Period). TG shall provide any information requested by the Seller Representative in connection with such Tax Returns for TG Blocker to the Seller Representative and shall reimburse the Seller Representative for its costs and expenses in connection with preparing and filing such Tax Returns for TG Blocker. At least 30 days prior to the due date for filing such Tax Returns (taking into account any extension of time within which to file), the Seller Representative shall deliver drafts of any such Tax Returns to Purchaser. The Seller Representative shall cause such Tax Returns to reflect any reasonable comments of Purchaser that are consistent with the past practice of the Company and its Subsidiaries and are consistent with applicable Law and shall not file such Tax Returns if the filing thereof would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Specified Entities for any Relevant Tax Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). All Transaction Tax Deductions shall be, to the extent allowable under applicable Law, claimed on the federal and state income Tax Returns of the Company (or, as applicable, its Subsidiaries or TG Blocker) for the Pre-Closing Tax Period ending on the Closing Date and for this purpose, the Parties agree that the Seller Representative shall be permitted to cause the Company to make the election for success-based fees set forth in IRS Revenue Procedure 2011-29 with respect to such Tax Returns. The Seller Representative shall cause the Company to make an election under Code Section 754 (and any corresponding state Tax elections) in connection with the income Tax Return of the Company for the Tax period ending on the Closing Date. The Seller

Representative may assign its obligations under this Section 10.1(a) with respect to TG Blocker to TG or a Representative thereof.

(b)    Following the Closing Date, Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns for TG Blocker, the Company and its Subsidiaries for all Pre-Closing Tax Periods and Straddle Periods. All such Tax Returns for any Pre-Closing Tax Period or Straddle Period shall be prepared consistent with the past practice of TG Blocker, the Company and its Subsidiaries. If any such Tax Return relating to a Pre-Closing Tax Period or a Straddle Period is with respect to income Taxes or shows amounts for which Sellers could be liable, at least 30 days prior to the due date for filing such Tax Return, Purchaser shall deliver drafts to the Seller Representative of any such Tax Return. Purchaser shall cause such Tax Returns to reflect any reasonable comments of the Seller Representative that are consistent with the past practice of TG Blocker, the Company and its Subsidiaries and are consistent with applicable Law and shall not file such Tax Returns if the filing thereof would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Sellers or their direct or indirect owners without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    Purchaser shall not, and shall cause the Company and its Subsidiaries to not, take any action, or permit any action to be taken, that may prevent the taxable year of the Company or its Subsidiaries from ending for federal and (to the extent permitted under applicable Law) state or foreign income Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all income Tax purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries. The Parties intend that the purchase of the Shares be structured in a manner that causes the Tax year of TG Blocker to end on the Closing Date for federal income Tax purposes and state income Tax purposes, if applicable (and Purchaser shall take any and all actions reasonably necessary and permitted by applicable Law to effectuate this result, including by including TG Blocker in its affiliated group for federal income Tax purposes and state and foreign income Tax purposes, if applicable). The Parties agree that Purchaser and its Affiliates and TG Blocker shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any equivalent election to ratably allocate items under any corresponding provision of state, local or foreign Tax law).

Section 10.2    Filing and Amendment of Tax Return.

(a)    Without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause the Company and its Subsidiaries to not: (i) amend any Tax Return relating to any Pre-Closing Tax Period, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period, (iii) extend or waive, or cause to be extended or waived, or permit the Company or its Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (iv) make or change any Tax election or accounting method where such Tax election or accounting method would be reasonably expected to have a material and adverse retroactive effect on the Tax Liability or Tax attributes of the Sellers or their direct or indirect owners for any Pre-Closing Tax Period of the Company or any of its Subsidiaries (including any election under Sections 338 or 336 of the Code or any corresponding provision of state, local or foreign Tax law).

(b)    Purchaser, without the prior written consent of the Seller Representative, and Sellers and the Seller Representative, without the prior written consent of Purchaser (such consents not to be unreasonably withheld, conditioned or delayed), shall not cause the Company or any Subsidiary to electively apply for a Tax audit or examination of a Pre-Closing Tax Period pursuant to the U.S. federal income tax partnership audit provisions enacted pursuant to the Bipartisan Budget Act of 2015.

(c)    Without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Sellers and the Seller Representative shall not amend or cause to be amended any Tax Return of the Company for a Pre-Closing Tax Period that would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Specified Entities for any Relevant Tax Period.

Section 10.3    Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, "Transfer Taxes"), and any penalties, interest or other additions with respect to such Transfer Taxes shall be borne 50% by Purchaser and 50% by the Seller Representative. Purchaser and the Seller Representative shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 10.4    Tax Contests.

(a)    Purchaser shall promptly notify the Seller Representative, and in any event within 20 days after receipt by Purchaser, the Company or its Subsidiaries, of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination relating to Taxes or income of the Company or its Subsidiaries for a Pre-Closing Tax Period ("Tax Contest"). The Seller Representative shall have the right, at its election, to control, at the Seller Representative's expense, any Tax Contest, including any disposition of such Tax Contest; provided, however, that (i) Purchaser shall have the right, directly or through its designated representatives, to participate fully in such Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Tax Contest and to attend any in-person or telephonic meetings, and (ii) Purchaser's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by the Seller Representative that would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Specified Entities for any Relevant Tax Period. With respect to all Tax Contests that the Seller Representative does not elect to control pursuant to the immediately preceding sentence, Purchaser shall have the sole responsibility for, and shall control, such Tax Contest, including the disposition thereof; provided, however, that with respect to such Tax Contests for a Pre-

Closing Tax Period, (A) the Seller Representative shall have the right to participate fully in such Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Tax Contest and to attend any in-person or telephonic meetings, (B) Purchaser shall diligently pursue such Tax Contest in good faith as if it were the sole party in interest, and (C) the Seller Representative's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement that would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Sellers or their direct or indirect owners.

(b)    MDP VI-C or VI-C Holdco shall promptly notify Purchaser, and in any event within 45 days after receipt by MDP VI-C or VI-C Holdco, of written notice of any pending Tax audit, examination, notice of deficiency or other adjustment, assessment or redetermination relating to Taxes in connection to the Call Option or any transaction engaged in pursuant to Section 1.3(a) or Section 1.3(b) ("Call Option Tax Contest"). Purchaser shall have the right, directly or through its designated representatives, to participate fully in such Call Option Tax Contest, at its own expense, including to review in advance and reasonably comment upon submissions made in the course of such Call Option Tax Contest and to attend any in-person or telephonic meetings, and Purchaser's consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement of such Call Option Tax Contest that would be reasonably expected to materially and adversely affect the Tax liability or Tax attributes of the Specified Entities for any Relevant Tax Period.

Section 10.5    Tax Dispute Resolution. In the event of any disagreement as to any Tax matter covered in this Agreement, Purchaser and the Seller Representative shall negotiate in good faith for a period of 30 days to resolve such dispute. In the event any such disagreement cannot be resolved between Purchaser and the Seller Representative, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to, and retained by, Purchaser and the Seller Representative (the "Tax Accountant"), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne by Purchaser and the Seller Representative in inverse proportion as they may prevail on the disputed items resolved by the Tax Accountant, utilizing the values of such items as initially submitted by the Parties to the Tax Accountant. Such proportional allocations shall be determined by the Tax Accountant at the time its determination is rendered on the disputed items. If the Tax Accountant does not resolve any differences between Purchaser and the Seller Representative with respect to a Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed in a manner consistent with the position of the Party responsible for filing such Tax Return pursuant to Section 10.1 and, to the extent necessary, amended to reflect the Tax Accountant's resolution.

Section 10.6    Cooperation. Purchaser and the Company and its Subsidiaries each agree that it shall cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that pertain to a Pre-Closing Tax Period of the Company or any of its Subsidiaries or TG Blocker and are reasonably necessary or useful in connection with (i) the preparation of any Tax Returns, (ii) any Tax inquiry, audit or investigation or (iii) the computation and verification of any amounts paid or payable under this Article X (including any supporting workpapers, schedules and documents).

The Party requesting any such books, records, information or employees shall bear all out-of-pocket costs and expenses (including accountants' and attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. Purchaser shall cause the Company, TG Blocker and the Company's Subsidiaries to retain all applicable Tax Returns, books and records, and workpapers for Pre-Closing Tax Periods for a period of at least seven years following the Closing Date. For the avoidance of doubt, nothing in this Agreement shall require the disclosure of any consolidated, combined, unitary or similar Tax Return of which Parent or Purchaser is the common parent or any other information relating to Taxes or Tax Returns other than information relating to the Company and its Subsidiaries or TG Blocker.

Section 10.7    Purchase Price Allocation and Tax Treatment.

(a)    The Final Closing Purchase Price (plus the Call Option Exercise Price and any assumed Liabilities required to be taken into account for such purpose) shall be allocated among the assets of the Company (and, as applicable, any Subsidiaries treated as flow-through entities for income Tax purposes) in accordance with the principles of Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation (the "Asset Allocation"). The Seller Representative shall deliver a written proposal for the Asset Allocation to Purchaser within 120 days of the Closing Date. If Purchaser accepts such proposal, such proposal shall become the Asset Allocation. If Purchaser disagrees with such proposal, the Parties shall negotiate in good faith, and, if necessary, the Tax Accountant shall determine and prepare the Asset Allocation pursuant to Section 10.5, except that for this purpose, the fees and expenses of the Tax Accountant shall be borne by the Party which, in the conclusive judgment of the Tax Accountant, is not the prevailing Party, or if such judgment cannot be made, shall be borne 50% by Purchaser and 50% by the Seller Representative. If the Final Closing Purchase Price is adjusted pursuant to this Agreement, the Asset Allocation shall be adjusted as appropriate and Purchaser and the Seller Representative shall cooperate in good faith in making any such adjustments. Except to the extent otherwise required by applicable Law, Purchaser and the Sellers shall file or cause to be filed all Tax Returns in a manner consistent with the Applicable Allocations and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Applicable Allocations unless otherwise required by Law.

(b)    Other than as required by changes in Law after the date hereof or pursuant to a final determination within the meaning of Section 1313 of the Code, none of the Parties shall take any position in any Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination or on any U.S. federal, state or local Tax Return, public document or communication with any U.S. federal, state or local Governmental Authority inconsistent with Purchaser obtaining (by way of Sections 754 and 743 of the Code) a basis with respect to the assets of the Company and its Subsidiaries, in respect of the assets of the Company and its Subsidiaries as a result of the Transactions contemplated in Section 1.3(a), Section 1.3(b) and Section 1.3(d) equal to the amount paid by Purchaser for the Call Option plus the amount paid by Purchaser to exercise the Call Option plus the amounts paid by Purchaser to each Unit Seller.

ARTICLE XI

INDEMNIFICATION

Section 11.1    Survival. The covenants and agreements of the Parties contained in this Agreement that are required to be performed (a) at or prior to the Closing shall survive the Closing and continue in full force and effect until the date that is one year after the Closing Date (the "Survival End Date") and (b) after the Closing shall continue in full force and effect in accordance with their respective terms. The representations and warranties of the Company contained in Article III, TG Blocker contained in Article IV, the Sellers contained in Article V and Purchaser contained in Article VI, and all claims with respect thereto, shall survive the Closing and shall terminate on the Survival End Date; it being understood that in the event that notice of any claim for indemnification under this Article XI has been given pursuant to Section 11.4 or Section 11.5, as the case may be, prior to the Survival End Date, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved pursuant to this Article XI. Any claim pursuant to this Article XI must be delivered prior to the Survival End Date. It is the intention of the Parties that the survival periods and termination date set forth in this Section 11.1 are contractual in nature and supersede any statute of limitation applicable to such representations and warranties or claim with respect thereof. The right of a Person to any remedy pursuant to this Article XI shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstances, actions, omissions or events related to the accuracy or performance of any representation, warranty, covenant or other obligation.

Section 11.2    Indemnification by Sellers.

(a)    From and after the Closing and subject to the provisions of this Section 11.2 and the limitations set forth in this Article XI, Purchaser, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such (collectively, the "Purchaser Indemnified Parties") shall be indemnified and held harmless solely from the Indemnity Escrow Fund from, against and in respect of any and all damages, losses, charges, liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, fees (including reasonable fees of attorneys and other reasonably necessary advisors), diminution of value and costs and expenses (collectively, "Losses") imposed on, sustained, incurred or suffered by any of the Purchaser Indemnified Parties, whether in respect of Third Party Claims or Direct Claims, arising out of or resulting from:

(i)    the breach or inaccuracy of any Company Representation (other than any certificate delivered by the Company to Purchaser pursuant to Section 8.2(e)), TG Blocker Representation or Seller Representation, in each case as of the Closing Date, it being understood that for purposes of this Section 11.2(a)(i), the terms "material" and "Material Adverse Effect" contained in such representation or warranty (other than the representations and warranties set forth in Section 3.2(b)(iii), Section 3.6(a), Section 3.7(a)(ii), the first sentence of Section 3.11(a) (including the definition of "Company Plan"), the first sentence of Section 3.11(b), Section 3.13(a), Section 3.15(a),

the first sentence of Section 3.18 and the phrase "Material Contract") shall be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate;
(ii)    the breach of any covenant or agreement made by any Seller in this Agreement;

(iii)    the breach of any covenant or agreement made by TG Blocker in this Agreement to the extent that such covenant or agreement was required to be performed or complied with at or prior to the Closing;

(iv)    the breach of any covenant or agreement made by the Company in this Agreement to the extent that such covenant or agreement was required to be performed or complied with at or prior to the Closing; and

(v)    any Action of any securityholder or purported securityholder of the Company relating to the allocation or entitlement to a portion of the consideration paid in consummating the Transactions, including any such claims under any purported contractual, employment or other rights that assert rights to any security of the Company or claims for damages based on any such rights.

(b)    Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.10:

(i)    (A) the indemnification provided in this Section 11.2 shall be the sole and exclusive post-Closing remedy available to Purchaser Indemnified Parties and (B) following the Closing, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers shall not exceed the balance remaining in the Indemnity Escrow Account;

(ii)    except with respect to the breach or inaccuracy of (A) any Fundamental Representation or (B) the representation and warranty set forth in Section 3.6(c) (an "Undisclosed Liability Representation Breach"), no indemnification payment with respect to any indemnifiable Losses otherwise payable under Section 11.2(a)(i) shall be payable: (A) for any individual Losses or series of related Losses arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Losses exceeds $50,000 (the "De Minimis Amount"), in which case the Purchaser Indemnified Parties shall, subject to the other terms and provisions of this Section 11.2, be entitled to indemnification for the full amount of such Losses; or (B) unless and until such time as all such indemnifiable Losses under Section 11.2(a)(i) shall aggregate to more than $20,000,000 (the "Deductible Amount"), after which time the Purchaser Indemnified Parties may, subject to clause (i) above, recover from the remaining Indemnity Escrow Account all such indemnifiable Losses above the Deductible Amount;

(iii)    with respect to an Undisclosed Liability Representation Breach, no indemnification payment with respect to any indemnifiable Losses otherwise payable under Section 11.2(a)(i) in respect of such breach (an "Undisclosed Liability Loss") shall be payable: (A) for any individual Undisclosed Liability Loss or series of related Undisclosed Liability Losses arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Undisclosed Liability Losses exceeds the De Minimis Amount, in which case the Purchaser Indemnified Parties shall, subject to the other terms and provisions of this Section 11.2, be entitled to indemnification for the full amount of such Undisclosed Liability Losses; or (B) unless and until such time as all Undisclosed Liability Losses shall aggregate to more than $50,000,000 (the "Undisclosed Liability Deductible Amount"), after which time the Purchaser Indemnified Parties may, subject to clause (i) above, recover from the remaining Indemnity Escrow Account all such Undisclosed Liability Losses above the Undisclosed Liability Deductible Amount;

(iv)    in the event a Final Determination establishes Losses that both (A) constitute Undisclosed Liability Losses and (B) would constitute indemnifiable Losses pursuant to this Section 11.2 even if Section 3.6(c) of this Agreement were disregarded, then Section 11.2(b)(iii) shall not apply to such Losses, such Losses shall not be treated as arising from an Undisclosed Liability Representation Breach (notwithstanding the Final Determination) and such Losses shall not count towards satisfying the Undisclosed Liability Deductible Amount (it being understood and agreed that Losses that count towards satisfying the Deductible Amount under Section 11.2(b)(ii) shall not also count towards satisfying the Undisclosed Liability Deductible Amount under Section 11.2(b)(iii), and vice versa);

(v)    no Losses may be claimed hereunder by any Purchaser Indemnified Party to the extent that such Losses have been included in the calculation of the Indebtedness Amount, the Cash Amount, the Net Working Capital Amount, the Transaction Expenses or the SmartMed Estimated 2016 Earnout Payment in the calculation of the Final Closing Purchase Price if any, pursuant to Section 2.3; and

(vi)    no indemnification payment by the Sellers with respect to any indemnifiable Losses otherwise payable under this Section 11.2 shall be payable with respect to Taxes relating to (A) any Tax period (or portion thereof) beginning on or after the Closing Date (other than with respect to breaches of the representations set forth in Section 3.10(a)(vi), Section 3.10(a)(vii), Section 3.10(h), Section 3.10(i), Section 3.10(k), Section 4.6(a)(vi), Section 4.6(h), Section 4.6(i), or Section 4.6(m) or a breach of the covenants set forth in Section 7.1(a)(xiv) or Article X) or (B) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser.

Section 11.3    Indemnification by Purchaser. From and after the Closing and subject to the provisions of this Section 11.3 and the limitations set forth in this Article XI, Purchaser shall indemnify and hold harmless each Seller and its respective officers, directors, employees, agents, successors and permitted assigns, each in its capacity as such and who are not officers, directors, employees, agents, successors and permitted assigns of the Company and its Subsidiaries as of immediately following the Closing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties, whether in respect of Third Party Claims or Direct Claims, or otherwise, arising out of or resulting from:

(a)    the breach or inaccuracy of any representation or warranty made by Purchaser in Article VI, in each case, as of the Closing Date, it being understood that for purposes of this Section 11.3(a), the terms "material" and "Material Adverse Effect" contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate;

(b)    the breach of any covenant or agreement made by Purchaser in this Agreement;

(c)    the breach of any covenant or agreement made by the Company or TG Blocker in this Agreement to the extent that such covenant or agreement is required to be performed or complied with following the Closing; and

(d)    notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.10:

(i)    (A) the indemnification provided in this Section 11.3 shall be the sole and exclusive post-Closing remedy available to Seller Indemnified Parties and (B) following the Closing, the maximum aggregate amount of indemnifiable Losses that may be recovered from Purchaser shall not exceed $138,750,000; and

(ii)    Except with respect to the breach or inaccuracy of any representation and warranty set forth in Section 6.1 or Section 6.2(b), no indemnification payment with respect to any indemnifiable Losses otherwise payable under Section 11.3(a) shall be payable: (A) for any individual Losses or series of related Losses arising out of substantially similar facts and circumstances unless and until the aggregate amount of all such Losses exceeds the De Minimis Amount, in which case the Seller Indemnified Parties shall, subject to the other terms and provisions of this Section 11.3, be entitled to indemnification for the full amount of such Losses; or (B) unless and until such time as all such indemnifiable Losses paid under Section 11.3(a) shall aggregate to more than the Deductible Amount, after which time the Seller Indemnified Parties may, subject to clause (i) above, recover all indemnifiable Losses above the Deductible Amount.

Section 11.4    Third Party Claim Indemnification Procedures.

(a)    In the event that any written claim or demand for which an indemnifying party (an "Indemnifying Party") may have liability to any party hereunder (an "Indemnified Party") is asserted against or sought to be collected from any Indemnified Party by a third party (a "Third Party Claim"), such Indemnified Party shall promptly, but in no event more than 15 Business Days following such Indemnified Party's receipt of a Third Party Claim (and no fewer than 10 days prior to a scheduled appearance date in a litigated matter), notify the Indemnifying Party, and, if such claim is being made by a Purchaser Indemnified Party, the Escrow Agent, in writing of such Third Party Claim, its good faith estimate of the potential Losses (the "Loss Estimate") sought thereunder if and to the extent reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), and any other remedy sought thereunder, any relevant time constraints relating to the Indemnified Party's response and, to the extent practicable, any other material details pertaining thereto (a "Claim Notice"); provided, however, that the failure to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice and as required by a court proceeding that cannot be extended, in the event of a litigated matter) after receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party that it shall assume control of and defend the Indemnified Party against such Third Party Claim; provided that the Indemnifying Party shall not have the right to assume the control and defense of such claim and the Indemnified Party shall have the sole power to direct and control such defense if (i) such claim is primarily a claim for injunctive or equitable relief against the Indemnified Party and not monetary damages, (ii) such claim involves a criminal Action, or is otherwise brought by a Governmental Authority, against the Indemnified Party or (iii) if the claim is made by a Purchaser Indemnified Party, the indemnifiable Losses related to such claim would reasonably be expected to exceed 200% of the remainder of the Indemnity Escrow Funds (less a reasonable estimate of all other indemnifiable Losses in respect of prior pending and unresolved claims made pursuant to this Article XI). In the event that the Seller Representative notifies a Purchaser Indemnified Person within the Notice Period that it desires to defend against a Third Party Claim pursuant to this Section 11.4, if and when the Seller Representative conclusively, irrevocably and unconditionally acknowledges in writing that it has an indemnity obligation with respect to such Third Party Claim, as of and after the date of such acknowledgment, all reasonable and documented out of pocket expenses of the Seller Representative in assuming and controlling the defense of such Third Party Claim shall be reimbursed from the Indemnity Escrow Account as incurred (but not with respect to any expenses incurred prior to such acknowledgment), by wire transfer of immediately available funds from the Indemnity Escrow Account to the account or accounts designated by the Seller Representative to the Escrow Agent in writing, as promptly as practicable, but in no event later than 10 days following the date that the Seller Representative submits a claim for reimbursement of such expenses, setting forth in reasonable detail the amounts of such expenses and the nature thereof together with supporting invoices; provided, however, that the Seller Representative shall not be entitled to reimbursement pursuant to this sentence for more than one counsel (plus any appropriate local counsel) in connection with any Third Party Claim.

(b)    Subject to Section 11.4(a), in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, reasonably satisfactory to the Indemnifying Party. The Indemnified Party shall participate in any such defense at its sole cost and expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and nationally recognized outside counsel to such Purchaser Indemnified Party reasonably concludes a conflict (other than by virtue of delivery of a Claim Notice) exists or would reasonably be expected to arise between the Seller Representative, the Sellers and/or any Seller Indemnified Party, on the one hand, and such Purchaser Indemnified Party, on the other hand, that would make such separate representation advisable, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim that it has assumed, as provided in the first sentence of Section 11.4(c), in which case, the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel), each reasonably satisfactory to the Indemnifying Party, to the extent such Third Party Claim is subject to indemnification or reimbursement under Section 11.2 or Section 11.3, shall be indemnifiable Losses (it being understood that subject to Section 11.10, in such event, the balance of the Indemnity Escrow Account shall be the sole and exclusive recourse for any such reimbursement of such separate counsel of such Purchaser Indemnified Party for all Third Party Claims). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in or would reasonably be expected to result in (A) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a material violation of Law or material violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) any material non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates or (D) any material adverse effect on the business of the Indemnified Party or any of its Affiliates.

(c)    Subject to Section 11.4(a), if the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim, fails to defend diligently such Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense and shall consult with the Seller Representative regarding the strategy for defense of such claim, with counsel reasonably satisfactory to the Indemnifying Party, it being understood that the Indemnified Party's right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying Party shall have no liability, and no portion of the Indemnity Escrow Account may be claimed, with respect to a Third Party Claim settled without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other's relevant business records and other documents and employees, it being understood that the third-party, out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other reasonably informed with respect to the status of such Third Party Claim as either may request from time to time.

(e)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)    The foregoing provisions of this Section 11.4 shall not apply with respect to any federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination relating to Taxes, which shall be governed solely by Section 10.4.

Section 11.5    Direct Claims. If an Indemnified Party determines to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a "Direct Claim"), the Indemnified Party shall promptly notify the Indemnifying Party, and, if such claim is being made by a Purchaser Indemnified Party, the Escrow Agent, in writing of such Direct Claim, its good faith Loss Estimate if and to the extent reasonably ascertainable (which Loss Estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, the date such item was paid (if applicable), the basis for any anticipated Losses (to the extent known) and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement or claim to which each such claim is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder (if known and reasonably quantifiable) and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 60 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond in writing to the Indemnified Party within such 60 day period, the Indemnifying Party will be deemed to have rejected the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights under this Agreement with respect to such rejected portion of such Direct Claim.

Section 11.6    Adjustment to Losses.

(a)    Insurance. In calculating the amount of any Loss, any amounts actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any indemnification right, reimbursement arrangement, Contract, claim, recovery, settlement or payment with, by or against any other Person (collectively, "Alternative Arrangements"), in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs and expenses incurred in connection with securing or obtaining such proceeds (including any increased premiums resulting therefrom), shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article XI, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims. Each Indemnified Party shall use its commercially reasonable efforts to seek full recovery under all Alternative Arrangements covering any Losses.

(b)    Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(c)    No Contribution. The Sellers (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company or Purchaser with respect to any Loss claimed by an Indemnified Party hereunder.

(d)    No Duplication. No Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity to the extent such Indemnified Party has previously recovered damages or obtained payment, reimbursement, restitution or indemnity under any other provision of this Agreement (including Article II).

Section 11.7    Payments.

(a)    General. Purchaser shall pay to the applicable Seller Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the applicable Seller Indemnified Party in writing at least two Business Days in advance thereof no later than five Business Days following any Final Determination of such Loss and Purchaser's liability therefor. A "Final Determination" shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(b)    Escrow. No later than five Business Days following the Final Determination of the amount of any Losses payable to any Purchaser Indemnified Party, Purchaser and Seller Representative shall jointly direct the Escrow Agent to release to Purchaser, from the funds remaining in the Indemnity Escrow Account, the lesser of (i) the amount of such Losses and (ii) the remaining balance in the Indemnity Escrow Account.

Section 11.8    Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claims pursuant to Section 11.2 or Section 11.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.

Section 11.9    Mitigation. The Indemnified Parties shall take all commercially reasonable steps to mitigate Losses reasonably promptly after becoming aware of any event that has given rise to any Losses or would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. Purchaser shall cause each other Purchaser Indemnified Party to comply with this Section 11.9 to mitigate all Losses.

Section 11.10    Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, but except in the case of (a) fraud with respect to the representations and warranties contained in, as to Purchaser, Article III, Article IV or Article V, the assignment agreement to be entered into pursuant to Section 1.4(c) or the certificate delivered pursuant to Section 8.2(e), or, as to the Sellers, Article VI or the certificate delivered pursuant to Section 8.3(c), subject to Section 12.1, (b) Section 12.19, (c) Section 12.10 (but solely for purposes of enforcing Section 7.6 and Section 7.7) or (d) Section 2.3(a), (i) the Parties acknowledge and agree that from and after the Closing, the rights provided in this Article XI (but subject to the limitations set forth herein) shall constitute the sole and exclusive remedy for the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any Losses suffered in connection with or arising from any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement of the Parties contained in this Agreement and (ii) the balance remaining in the Indemnity Escrow Account shall be the sole and exclusive recourse for any and all payments that may become owing to the Purchaser Indemnified Parties pursuant to this Article XI and no claim by the Purchaser Indemnified Parties shall be asserted against, and the Purchaser Indemnified Parties shall not be entitled to indemnification from, the Seller Representative, any Seller, TG Blocker or VI-C Holdco or any of their respective Affiliates other than by recourse to the Indemnity Escrow Account. The disposition of funds in the Indemnity Escrow Account shall be governed by the terms set forth herein and in the Escrow Agreement. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other Parties or any of their respective Affiliates arising under or based upon any Law; provided, however, that notwithstanding anything to the contrary in this Agreement but subject to Section 12.1, nothing in this Agreement shall prejudice or limit any claim for fraud with respect to the representations and warranties contained in, as to Purchaser, Article III, Article IV or Article V or the certificate delivered pursuant to Section 8.2(e), or, as to the Sellers, Article VI or the certificate delivered pursuant to Section 8.3(c). The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article XI as being available under the particular circumstances described in this Article XI.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Acknowledgement by Purchaser. Purchaser acknowledges and agrees that: (a) it has conducted an investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of TG Blocker, the Company and its Subsidiaries, (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, (c) the TG Blocker Representations constitute the sole and exclusive representations and warranties of TG Blocker in connection with the Transactions, (d) the Seller Representations constitute the sole and exclusive representations and warranties of Sellers in connection with the Transactions and the Seller Representations are made by each Seller severally and not jointly, (e) except for the Company Representations by the Company, the Seller Representations by the Sellers (made severally and not jointly) and the TG Blocker Representations by TG Blocker, none of the

Company, Sellers, TG Blocker or any other Person makes, or has made, any other express or implied representation or warranty with respect to Sellers, TG Blocker, the Company or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of TG Blocker, the Company and its Subsidiaries, or the quality, quantity or condition of TG Blocker, the Company's or its Subsidiaries' assets) are specifically disclaimed by the Sellers, TG Blocker, the Company and its Subsidiaries and all other Persons (including the Representatives of TG Blocker, the Company or its Subsidiaries and Sellers and their Affiliates and their respective Representatives) and (f) such disavowal and disclaimer is agreed by Purchaser and Purchaser agrees that it and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the TG Blocker Representations by TG Blocker and the Seller Representations by the Sellers (severally and not jointly). In connection with Purchaser's investigation of the Company and its Subsidiaries, Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, Purchaser hereby acknowledges that none of the Sellers, TG Blocker, the Company or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that Purchaser has not relied on any such estimates, projections or other forecasts or plans. Without limiting the Company Representations by the Company, the TG Blocker Representations by TG Blocker and the Seller Representations by the Sellers (severally and not jointly) and the rights of the Purchaser Indemnified Parties pursuant to Article XI with respect to breaches of such representations and warranties, Purchaser further agrees that from and after the Closing (i) none of Sellers or any other Person shall have or be subject to any liability to Purchaser, TG Blocker, the Company or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to Purchaser or its Affiliates or Representatives in certain "data rooms," management presentations or in any other form in expectation of the Transactions and (ii) Purchaser has not relied on any such information, document or material. Effective upon Closing, Purchaser waives, except for its rights under Article XI, Section 12.10 (but solely for purposes of enforcing Section 7.6 and Section 7.7) and Section 2.3(a), on its own behalf and on behalf of its respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Sellers, TG Blocker, the Company, its Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of TG Blocker, the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Schedule or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. The Seller Representative shall have the right to enforce this

Section 12.1 on behalf of any Person that would be benefitted or protected by this Section 12.1 if they were a party thereto.

Section 12.    Seller Representative.

(a)    Designation. The Seller Representative is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters set forth in this Agreement to be performed by the Seller Representative.

(b)    Authority. The Sellers hereby irrevocably constitute and appoint the Seller Representative as the representative, agent, proxy, and attorney-in-fact for each of the Sellers for all purposes authorized under this Agreement, including the full power and authority on the Sellers' behalf, and by signing this Agreement, each Seller shall be deemed to have authorized and empowered the Seller Representative, on its behalf and in its name, (i) to consummate the Transactions; (ii) to pay such Seller's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), including by using funds from the Representative Holdback Amount; (iii) to disburse any funds received hereunder to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Purchased Securities and execute such further instruments of assignment as Purchaser may reasonably request; (v) to negotiate, execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) (A) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by Purchaser under this Agreement or other agreements contemplated hereby, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) to take all other actions to be taken by or on behalf of such Seller in connection herewith including any action to enforce the rights of such Seller hereunder; (ix) to retain the Representative Holdback Amount and pay amounts therefrom in accordance with this Agreement; (x) to give and receive all notices or documents given or to be given to or by Sellers pursuant hereto or in connection herewith and to give and receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Transactions; (xi) to make all determinations required or permitted under this Agreement; and (xii) to do each and every act and exercise any and all rights that such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement and in connection with the Transactions. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Seller Representative shall have the right to enforce this Agreement on behalf of any Seller to the same extent as if such Seller was a party to this Agreement.

(c)    Authority; Indemnification; Reliance. Each Seller agrees that Purchaser and the Company shall be entitled to rely on any action taken by the Seller Representative, on behalf of such Seller, in connection with the Transactions (an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Purchaser agrees that the Seller Representative (in its capacity as such) shall have no liability to Purchaser or the Company for any Authorized Action, except to the extent that such Authorized Action is found by a final, non-appealable order of a court of competent jurisdiction to have constituted fraud or willful misconduct by the Seller Representative. Following the Closing, Purchaser shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the Transactions and rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, as fully binding upon such Seller and each Seller acknowledges that any such document executed or purported to be executed or action taken shall be binding on such Seller. Each Seller (pro rata based on each Seller's share of the Consideration) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Seller Representative against all fees, costs, expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement.

(d)    Exculpation. The Seller Representative shall not have any obligation or liability under this Agreement except for its obligations under Section 1.4(a), Section 1.4(d), Section 1.4(i), Section 1.6, Section 2.1(a), Section 2.1(d), Section 2.2, Section 2.3, Section 7.6, Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.7, Section 11.7(b) and Section 12.2(e) or as otherwise as expressly agreed to by the Seller Representative in writing (excluding, for the avoidance of doubt, this Agreement). The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by applicable Law for willful misconduct, fraud or any criminal acts. The Seller Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers agree that the Seller Representative shall not be required on their behalf to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Seller Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud, willful misconduct or criminal acts.

(e)    Expenses. From time to time, the Seller Representative may obtain reimbursement for any outstanding expenses or obligations of the Sellers or the Seller

Representative for which it is due reimbursement under this Agreement and for which it has not been reimbursed prior to such time and may distribute any or all of the remaining portion of the Representative Holdback Amount to the Sellers in accordance with Section 2.3(c), it being understood and agreed that such distribution(s) shall be the responsibility of the Seller Representative only and Purchaser shall not have any obligation to ensure that such distribution is, or distributions are, made. If the Representative Holdback Amount is insufficient to reimburse the Seller Representative in full for such expenses, the Seller Representative may require Purchaser when making any payments to the Sellers otherwise required by this Agreement, to direct to the Seller Representative sufficient funds from such payments to the Sellers to pay the amount of any such shortfall to the Seller Representative. Such payment to the Seller Representative shall be deducted from the funds otherwise being directed to the Sellers and allocated among the Sellers in accordance with Section 2.3(c).

Section 12.3    Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 12.4    Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects by written agreement of Purchaser and the Seller Representative by their duly authorized officers; provided that such amendment or supplement is promptly delivered to the other Parties.

Section 12.5    Waiver. At any time prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 12.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Purchaser may assign any and all of its rights under this Agreement to one or more of its wholly owned Subsidiaries (but no such assignment shall relieve Purchaser of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.6 shall be null and void.

Section 12.7    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 12.8    Entire Agreement; Third Party Beneficiaries. This Agreement, including the Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior and contemporaneous agreements, negotiations and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the D&O Indemnitees and the Sellers' respective Representatives under Section 7.9, (ii) the rights of the Sellers' respective Affiliates and Representatives under Section 12.1, (iii) the rights of the Non-Recourse Parties under Section 12.16, (iv) the rights of the Retained Counsel under Section 12.17 and (v) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

Section 12.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the Parties hereby agrees that, other than in connection with any post-Closing adjustments to the Closing Purchase Price (which shall be addressed in accordance with the procedures set forth in Article II) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 12.9 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 12.10    Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Purchaser, any Seller, TG Blocker, VI-C Holdco or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity; provided, for the avoidance of doubt, that any enforcement of this Agreement against Purchaser seeking specific enforcement by any Seller, TG Blocker, VI-C Holdco or the Company shall be asserted by, (x) if such enforcement is sought prior to the Closing, the Company or the Seller Representative, or (y) if such enforcement is sought after the Closing, by the Seller Representative.

Section 12.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.12    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to Purchaser or Parent, to:
Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Attention: General Counsel
Facsimile: (269) 389-2066
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Keith A. Pagnani
Scott B. Crofton
Facsimile:    (212) 558-3588
If to the Company (prior to the Closing), to:

Sage Products Holdings II, LLC
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 4600
70 West Madison Street
Chicago, IL 60602
Attention: Mark B. Tresnowski
Facsimile: (312) 895-1041

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention:	Sanford E. Perl, P.C.
Mark A. Fennell, P.C.
Facsimile:    (312) 862-2200
If to the Company (after the Closing), to:
Sage Products Holdings II, LLC
c/o Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Attention: General Counsel
Facsimile: (269) 389-2066
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Keith A. Pagnani
Scott B. Crofton
Facsimile:    (212) 558-3588
If to the Seller Representative, to:
Sage Products Holdings, LLC
c/o Madison Dearborn Partners, LLC
Three First National Plaza
Suite 4600
70 West Madison Street
Chicago, IL 60602
Attention: Mark B. Tresnowski
Facsimile: (312) 895-1041

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attention:	Sanford E. Perl, P.C.
Mark A. Fennell, P.C.
Facsimile:    (312) 862-2200
Section 12.13    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 12.14    Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, any purchase of more than 10% of the assets of the Company and its Subsidiaries, taken as a whole, or any of the Company Units or capital stock of any Subsidiary of the Company, other than the Transactions and other than issuances of Company Units to officers, managers, directors or employees that would only occur if this Agreement is terminated prior to the Closing and excluding, for the avoidance of doubt, the Transactions.
"Action" means any civil, criminal or administrative actions, suits, complaints, litigations, claims, hearings, arbitrations, investigations, audits or other similar proceeding.
"Adjustment Amount" shall have the meaning set forth in Section 2.3(a).
"Adjustment Escrow Account" shall have the meaning set forth in the definition of "Adjustment Escrow Funds."
"Adjustment Escrow Funds" means $13,500,000, which amount is to be deposited by Purchaser with the Escrow Agent into the "Adjustment Escrow Account" in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
"Adjustment Shortfall Amount" shall have the meaning set forth in Section 2.3(a).
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that for purposes of Section 3.9 and Section 3.20, in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with MDP, nor shall any other portfolio company of any investment fund affiliated with MDP be considered to be an Affiliate of the Company or any of its Subsidiaries.
"Agreement" shall have the meaning set forth in the preamble.
"Allocation Schedule" means the Allocation Schedule attached hereto as Exhibit F as the same is updated from time to time in accordance with the terms of this Agreement.
"Alternative Arrangements" shall have the meaning set forth in Section 11.6(a).
"Antitrust Laws" shall have the meaning set forth in Section 7.5(a).
"Applicable Allocations" means the Allocation Schedule (as determined pursuant to Section 2.1(a)) and the Asset Allocation (as determined pursuant to Section 10.7(a)).
"Applicable Anti-Corruption Laws" shall have the meaning set forth in Section 3.9(c).
"Asset Allocation" shall have the meaning set forth in Section 10.7(a).
"Authorized Action" shall have the meaning set forth in Section 12.2(c).
"Bankruptcy and Equity Exception" shall have the meaning set forth in Section 3.2(a).
"Base Purchase Price" shall have the meaning set forth in Section 2.1(f).
"Business Day" means a day except a Saturday, a Sunday or other day on which the banks in Chicago, Illinois or New York, New York are authorized or required by Law to be closed.
"Call Option" shall have the meaning set forth in the recitals.
"Call Option Agreement" shall have the meaning set forth in the recitals.
"Call Option Exercise Price" shall have the meaning set forth in Section 1.3(b).
"Call Option Tax Contest" shall have the meaning set forth in Section 10.4(b).
"Cash" means unrestricted cash and cash equivalents, as determined in accordance with GAAP, and calculated net of any book overdrafts, issued but uncleared checks and drafts and uncleared ACH payments.
"Cash Amount" means, with respect to the Company and its Subsidiaries, as of the open of business on the Closing Date, all Cash held by the Company or its Subsidiaries at such time.

"Certificate of Formation" means the certificate of formation of the Company.
"Claim Notice" shall have the meaning set forth in Section 11.4(a).
"Clayton Act" means the Clayton Act of 1914, as amended.
"Closing" shall have the meaning set forth in Section 1.2.
"Closing Date" shall have the meaning set forth in Section 1.2.
"Closing Purchase Price" shall have the meaning set forth in Section 2.1(f).
"Closing Statement" shall have the meaning set forth in Section 2.1(c).
"Code" means the Internal Revenue Code of 1986, as amended.
"Company" shall have the meaning set forth in the preamble.
"Company Charter Documents" means the Certificate of Formation and the Company LLC Agreement, as in effect as of the date of this Agreement.
"Company Employees" shall have the meaning set forth in Section 7.11(a).
"Company Intellectual Property" means, collectively, (a) Company Owned IP and (b) Company Licensed IP.
"Company Licensed IP" means Intellectual Property that is owned by a third party and licensed to the Company or one or more of its Subsidiaries.
"Company Loan Agreements" means, collectively, (a) the First Lien Credit Agreement, dated as of December 13, 2012 (as amended, supplemented or otherwise modified) by and among Sage Products Holdings III, LLC, the Company, the other Guarantors (as defined therein), Barclays Bank PLC, and each of the lenders party thereto, (b) the Second Lien Credit Agreement, dated as of December 13, 2012 (as amended, supplemented or otherwise modified) by and among Sage Products Holdings III, LLC, the Company, the Subsidiary Guarantors (as defined therein), Barclays Bank PLC, and each of the lenders party thereto, (c) the Loan Agreement, dated as of December 11, 2013, by and between Cary Corners LLC and First Bank & Trust, (d) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of December 11, 2013, executed by Cary Corners LLC to and for the benefit of First Bank & Trust and (e) the Promissory Note issued by Cary Corners LLC payable to First Bank & Trust, dated December 11, 2013.
"Company LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 13, 2012, as amended.
"Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development (collectively, "Effects") that, individually or in the aggregate, is, or would reasonably be expected to (a) prevent the consummation of the Transactions or (b) be materially adverse to the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable (i)  to the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Company or any of its Subsidiaries to the extent Sellers can reasonably establish the foregoing and provided that this clause (i) shall not apply to that portion of any representation or warranty (including in Section 3.2(b)(iii)) to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, (ii) to conditions affecting the principal industry in which the Company and its Subsidiaries participate, general political conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which the Company and its Subsidiaries operate, (iii) to any change in, or proposed or potential change in, applicable Laws or the interpretation thereof after the date hereof, (iv) the taking of any action expressly required by this Agreement (except for any obligation to operate in the ordinary course or similar obligation), (v) to any change in GAAP or other accounting requirements or principles or the interpretation thereof after the date hereof, (vi) to the failure of the Company or its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism or (viii) to any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; provided further, that in the case of clauses (ii), (iii), (v), (vii) and (viii) above, if such change, effect, event, occurrence, state of facts or development materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the principal industry in which the Company and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or shall occur.
"Company Owned IP" means Intellectual Property that is owned or purported to be owned by the Company or one or more of its Subsidiaries.
"Company Permits" shall have the meaning set forth in Section 3.9(a).
"Company Plans" means each material "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement, including any equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan or employment agreement, for any current or former employee of the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or with respect to which the Company or any of its Subsidiaries has any material liability.
"Company Registered IP" means all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.
"Company Representations" means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as modified by the Disclosure Schedule, and in any certificate delivered by it pursuant to Section 8.2(e).
"Company Units" shall have the meaning set forth in the recitals.
"Confidential Information" shall have the meaning set forth in Section 7.7(c).
"Confidentiality Agreement" means the confidentiality letter agreement, dated November 4, 2015, between Parent and the Company.
"Consideration" shall have the meaning set forth in Section 1.1.
"Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement.
"Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
"Copyright" means copyrightable works, copyrights, database rights and design rights, whether or not registered, including the right to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works of any of the foregoing, and registrations and applications for registration thereof (including all renewals, extensions and reversions thereof), and all rights therein provided by international treaties or conventions.
"D&O Claim" shall have the meaning set forth in Section 7.9(a).
"D&O Indemnitee(s)" shall have the meaning set forth in Section 7.9(a).
"De Minimis Amount" shall have the meaning set forth in Section 11.2(b)(ii).
"Deductible Amount" shall have the meaning set forth in Section 11.2(b)(ii).
"Direct Claim" shall have the meaning set forth in Section 11.5.
"Disclosure Schedule" shall have the meaning set forth in the preamble to Article III.
"Employee Census" shall have the meaning set forth in Section 3.7(a).

"Environmental Laws" means all Laws relating to pollution, protection of occupational health and safety (with respect to the management of or exposure to Hazardous Materials), or the protection of the environment, including Laws relating to exposure to, or Releases or threatened Releases of, Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means each trade or business, whether or not incorporated, that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
"Escrow Agent" shall have the meaning set forth in Section 1.4(i).
"Escrow Agreement" means the escrow agreement to be executed at Closing by Purchaser, Seller Representative and the Escrow Agent in substantially the form attached hereto as Exhibit H (with such reasonable modifications thereto as the Escrow Agent may require).
"Escrow Deposit" means the Indemnity Escrow Funds plus the Adjustment Escrow Funds.
"Estimated Cash Amount" shall have the meaning set forth in Section 2.1(c)(i).
"Estimated Indebtedness Amount" shall have the meaning set forth in Section 2.1(c)(i).
"Estimated Net Working Capital Amount" shall have the meaning set forth in Section 2.1(c)(i).
"Estimated Transaction Expenses" shall have the meaning set forth in Section 2.1(c)(i).
"Export Control Laws" shall have the meaning set forth in Section 3.9(d).
"FDA" means the United States Food and Drug Administration.
"FDCA" shall have the meaning set forth in Section 3.19(a).
"Federal Trade Commission Act" means the Federal Trade Commission Act of 1914.
"Final Closing Purchase Price" shall have the meaning set forth in Section 2.1(g).
"Final Determination" or "Finally Determined" shall have the meaning set forth in Section 11.7(a).
"Financial Statements" shall have the meaning set forth in Section 3.6(a).
"Foreign Plan" shall have the meaning set forth in Section 3.11(a).
"Fundamental Representations" shall have the meaning set forth in Section 8.2(a)(i).

"GAAP" means generally accepted accounting principles in the United States.
"Governmental Authority" means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, body, commission, authority or other governmental instrumentality.
"GP" shall have the meaning set forth in the preamble.
"GSA" means the United States General Services Administration.
"Guaranteed Obligations" shall have the meaning set forth in Section 12.19(a).
"Hazardous Materials" means any material or substance regulated under any Environmental Law because of its hazardous, dangerous, or deleterious properties or characteristics, including those defined or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant or contaminant, or with words of similar meaning and regulatory effect, in each case under any Environmental Law, including asbestos and petroleum.
"HCP or International Distributor Contract" shall have the meaning set forth in Section 7.1(a)(xiv).
"Holdings" shall have the meaning set forth in the preamble.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Improvements" shall have the meaning set forth in Section 3.14(d).
"Indebtedness" means, with respect to any Person, without duplication, any and all liabilities, indebtedness and other obligations of such Person (a) for borrowed money (including the issuance of any debt security), (b) evidenced by any note, bond, debenture or other debt security, (c) under financial guarantees, letters of credit, banker's acceptances, surety bonds or similar credit transactions, (d) in respect of the obligations of a Person other than, as to the Company or any of its Subsidiaries, the Company or any of its Subsidiaries, that are secured by a Lien against any of such Person's or any of its Subsidiaries' assets or that are guaranteed, directly or indirectly, by such Person or any of its Subsidiaries, (e) for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (f) the aggregate net obligation (after netting any assets or positive value of any of the following) in respect of any derivative financial instruments or arrangements, including interest rate, currency, commodity or other hedging agreements, swaps, caps, floors, future, forward contracts and option arrangements (valued in each case on the basis of the amount that would be payable by such Person or its Subsidiaries upon termination using a mark-to-market or other customary net valuation), (g) under any securitization transaction, (h) any capital lease obligations, which for the avoidance of doubt shall be as determined in accordance with GAAP, (i) to current or former holders of such Person's capital stock or other equity interests in respect of dividends or other distributions, issuances or exchanges, and (j) in respect of principal, fees, accrued interest, guarantees and prepayment premiums or penalties related to any of the foregoing. Notwithstanding the foregoing, with respect to the Company and its Subsidiaries, "Indebtedness" shall not include any obligations with respect to (i) the SmartMed Earnout Payments under the SmartMed APA and (ii) any liabilities under any financial guarantees, letters of credit, banker's acceptances, surety bonds or similar credit transactions to the extent undrawn.
"Indebtedness Amount" means, without duplication, the Indebtedness of the Company and its Subsidiaries on a consolidated basis as of the open of business on the Closing Date; provided that, without limiting other liabilities that are not to be included therein, in no event shall (a) any liabilities related to intercompany debt between the Company and any of its Subsidiaries and/or any Subsidiary of the Company and another Subsidiary of the Company or (b) any fees and expenses, to the extent incurred by or at the direction of Purchaser (including obtaining any consent, agreement or waiver relating thereto) for the Transactions or any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or its Affiliates in connection with the Transactions or otherwise (including any fees payable to any financing institution or the Company's Representatives on behalf of Purchaser or its Affiliates), be considered Indebtedness of the Company or its Subsidiaries.
"Indemnifying Party" shall have the meaning set forth in Section 11.4(a).
"Indemnified Party" shall have the meaning set forth in Section 11.4(a).
"Indemnity Escrow Account" shall have the meaning set forth in the definition of "Indemnity Escrow Funds."
"Indemnity Escrow Funds" means $138,750,000, which amount is to be deposited by Purchaser into the "Indemnity Escrow Account" with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
"Insurance Policies" means all material insurance policies, risk funding programs or other arrangements (whether any such policy, program or arrangement is maintained in whole or in part with a third party insurer or with the Company or any of its Subsidiaries, including any captive insurance policies and self-insured arrangements) maintained by or on behalf of the Company and its Subsidiaries.
"Intellectual Property" means all Intellectual Property rights and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice and all improvements thereto); (b) all Patents, Trademarks, Copyrights and Trade Secrets; (c) all rights in Internet websites and Internet domain names and world wide web addresses owned, used or licensed by the Company or any of its Subsidiaries; (d) all computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; and (e) any rights equivalent to any of the foregoing anywhere in the world. "Intellectual Property Agreements" means (a) all contracts that are license agreements, non-assertion agreements, coexistence agreements or settlement agreements, (b) all contracts currently in effect granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property, including any contracts relating to any royalty or other consideration the Company or any of its Subsidiaries is obligated to pay to any Person in connection with any Intellectual Property, (c) all contracts under which the Company or any of its Subsidiaries licenses or grants any rights under any Company Intellectual Property, and (d) all other contracts with respect to any Intellectual Property (in each case other than expired or otherwise no longer in force or active non-disclosure, confidentiality and similar agreements, purchase orders and similar agreements, shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available and end-user licenses, in each case, in the ordinary course of business).
"IRS" means the U.S. Internal Revenue Service.
"Knowledge" means the actual knowledge after reasonable inquiry of the following individuals: D. Scott Brown, Richard Naponelli, Jim Layer, Bill Howes, Terry Boersma, Tammi Buettner, Sean Haley and Vincent J. Foglia.
"Land Purchase Agreement" means the Purchase and Sale Agreement, dated as of December 21, 2015, by and between Prairie Pointe Land Development Corporation and Sage Products, LLC.
"Latest Audited Balance Sheet" shall have the meaning set forth in Section 3.6(a).
"Latest Balance Sheet" shall have the meaning set forth in Section 3.6(a).
"Laws" shall have the meaning set forth in Section 3.9(a).
"Leased Real Property" shall have the meaning set forth in Section 3.14(b).
"Liabilities" means any and all debts, liabilities, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.
"Liens" means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, mortgage, right of first refusal, rights of way, easement, encroachment, security interest and other restrictions or limitations of any kind or nature whatsoever on the use or ownership in or on any asset, property or property interest.
"Loss Estimate" shall have the meaning set forth in Section 11.4(a).
"Losses" shall have the meaning set forth in Section 11.2(a).

"Material Contract" shall have the meaning set forth in Section 3.15(a).
"MDP" shall have the meaning set forth in Section 12.17.
"MDP HoldCo" shall have the meaning set forth in the preamble.
"MDP VI-C" shall have the meaning set forth in the preamble.
"Money Laundering Laws" shall have the meaning set forth in Section 3.9(e).
"Net Working Capital Amount" shall have the meaning set forth in Exhibit D.
"Non-Employee Service Provider Census" shall have the meaning set forth in Section 3.17(b).
"Non-Recourse Party" means, with respect to a Party, any of such party's former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, representatives, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing), but, in each case and at all times, excluding any Party.
"Notice Period" shall have the meaning set forth in Section 11.4(a).
"Objections Statement" shall have the meaning set forth in Section 2.2.
"OFAC" shall have the meaning set forth in Section 3.9(b).
"OIG" means the United States Department of Health and Human Services Office of the Inspector General.
"Open Source Materials" means all software or other material that is distributed as "free software," "open source software" or under similar licensing or distribution terms (including but not limited to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative (www.opensource.org) or the Free Software Definition (as promulgated by the Free Software Foundation (www.fsf.org)).
"Order" means any decision, determination, judgement, writ, decree (including a consent order or settlement order), injunction, order, ruling, verdict, award or subpoena of, settlement agreement or similar agreement (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) with, any Governmental Authority.
"Organizational Documents" shall have the meaning set forth in Section 3.4.
"Outside Date" shall have the meaning set forth in Section 9.1(b)(i).
"Owned Real Property" shall have the meaning set forth in Section 3.14(a).

"Parent" shall have the meaning set forth in the preamble.
"Party" and "Parties" shall have the meaning set forth in the recitals.
"Patents" shall mean patents and patent applications (including all letters patent, design patents, provisional applications, reissues, divisions, continuations, continuations-in-part, renewals, re-examinations, substitutes, patent disclosures and extensions of any patent or patent application), statutory invention registrations, utility models, community designs and applications therefor, industrial designs and applications for registration of industrial designs and any patent or application that contains a claim that is enabled (as that term is used in 35 U.S.C. § 112) by any of the foregoing, any other governmental grant for the protection of inventions or industrial designs, and all rights to any of the foregoing provided by international treaties or conventions.
"Payoff Persons" shall have the meaning set forth in Section 7.4.
"Permitted Liens" means: (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained on the Financial Statements in accordance with GAAP; (b) mechanics', materialmen's, carriers', workmen's, repairmen's, warehousemen's, landlords' and other statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business and for which appropriate reserves are maintained on the Financial Statements in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (d) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company's and its Subsidiaries' businesses; (e) public roads and highways; (f) matters that would be disclosed by an inspection, title policy, title report or survey with respect to each applicable real property; (g) Liens arising from deposits made in the ordinary course of business in connection with obtaining worker's compensation or other unemployment insurance; (h) Liens on real property that, individually or in the aggregate (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially and adversely impact the Company's and its Subsidiaries' current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company's and its Subsidiaries' present or contemplated business operations at such location; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements; (j) leases and subleases or other occupancy agreements to third party tenants disclosed in Section 3.14(a) or Section 3.14(b) of the Disclosure Schedule; (k) terms and conditions of the leases or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant or occupant disclosed in Section 3.14(b) of the Disclosure Schedule; (l) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (m) Liens set forth on Section 12.14 of the Disclosure Schedule.

"Person" means an individual, a natural person, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, another entity, or a Governmental Authority or any department, agency or political subdivision thereof.
"Post-Closing Tax Period" means a taxable period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that begins after the Closing Date.
"Pre-Closing Tax Period" means a taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
"Preliminary Statement" shall have the meaning set forth in Section 2.2.
"Prior Acquisition Date" means December 13, 2012.
"Products" means all products being developed, tested in clinical trials, manufactured, sold or distributed by the Company or any of its Subsidiaries.
"PTO" shall have the meaning set forth in Section 3.17(a).
"Purchased Securities" shall have the meaning set forth in the recitals.
"Purchaser" shall have the meaning set forth in the preamble.
"Purchaser Arrangements" shall have the meaning set forth in Section 3.11(i).
"Purchaser Benefit Plans" shall have the meaning set forth in Section 7.11(b).
"Purchaser Indemnified Parties" shall have the meaning set forth in Section 11.2(a).
"Purchaser Material Adverse Effect" means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent the consummation by Purchaser of the Transactions.
"Reference Date" shall have the meaning set forth in Section 3.6(a).
"Regulatory Laws" shall have the meaning set forth in Section 3.19(b).
"Regulatory Permits" shall have the meaning set forth in Section 3.19(c).
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
"Relevant Tax Period" means (i) with respect to (a) Parent, Purchaser, the Company and any Subsidiary of Parent or Purchaser other than TG Blocker, the Company and its Subsidiaries and (b) any Subsidiary of the Company that is treated as a partnership (or disregarded as a separate entity from such a Subsidiary or Person described in clause (a)) for tax purposes, any

Post-Closing Tax Period and (ii) with respect to TG Blocker and any Subsidiary of the Company or TG Blocker that is treated as a corporation (or disregarded as a separate entity from TG Blocker or such a Subsidiary) for tax purposes, any taxable period.
"Remedial Action" shall have the meaning in Section 7.5(d).
"Representative Holdback Amount" shall have the meaning set forth in Section 1.4(d).
"Representatives" means, with respect to any Person, the advisors, attorneys, accountants, consultants, investment bankers or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries.
"Residual Percentage" means the "Residual Percentage" set forth opposite such Seller's name on the Allocation Schedule (as determined pursuant to Section 2.1(a)).
"Restraints" shall have the meaning set forth in Section 8.1(b).
"Restructuring Transactions" shall have the meaning set forth in the recitals.
"Retained Counsel" shall have the meaning set forth in Section 12.17.
"Sanctions" shall have the meaning set forth in Section 3.9(b).
"Securities Act" shall have the meaning set forth in Section 3.4.
"Seller" shall have the meaning set forth in the preamble.
"Seller Indemnified Parties" shall have the meaning set forth in Section 11.3.
"Seller Representations" means the representations and warranties of the Sellers expressly and specifically set forth in Article V of this Agreement, as modified by the Disclosure Schedule and in the assignment agreement to be entered into pursuant to Section 1.4(c). For the avoidance of doubt, the Seller Representations of each Seller are made solely and separately by such Seller.
"Seller Representative" shall have the meaning set forth in the preamble.
"Shares" shall have the meaning set forth in the recitals.
"Sherman Act" means the Sherman Antitrust Act of 1890, as amended.
"SmartMed APA" means that certain Asset Purchase Agreement, dated January 26, 2015, by and between Sage Products, LLC and Smart Medical Technology, Inc.
"SmartMed Earnout Payments" shall have the meaning assigned to the term "Earnout Payments" in the SmartMed APA.

"SmartMed Estimated 2016 Earnout Payment Amount" means a good faith estimate, as of the Closing Date, of the amount of the SmartMed Earnout Payment that will be payable by Sage Products, LLC in 2016 pursuant to the SmartMed APA following the open of business on the Closing Date; provided that, for the avoidance of doubt, if such SmartMed Earnout Payment has been paid by Sage Products, LLC in 2016 pursuant to and in accordance with the SmartMed APA prior to the Closing, the "SmartMed Estimated 2016 Earnout Payment Amount" shall be $0.00.
"Specified Entities" means any of Parent, Purchaser, TG Blocker, the Company and any Subsidiaries of Parent, Purchaser, TG Blocker or the Company.
"Straddle Period" means any taxable period that includes, but does not end on, the Closing Date. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.
"Subsidiary" when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) are, as of such date, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
"Survival End Date" shall have the meaning set forth in Section 11.1.
"Tail Coverage" shall have the meaning set forth in Section 7.9(d).
"Target Net Working Capital Amount" means $43,554,308.00.
"Tax" or "Taxes" means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, medical device, abandoned and unclaimed property, escheat and estimated taxes, customs duties and other charges of any kind whatsoever in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.
"Tax Accountant" shall have the meaning set forth in Section 10.5.
"Tax Contest" shall have the meaning set forth in Section 10.4(a).

"Tax Returns" means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" shall have the meaning set forth in Section 11.4(a).
"TG" shall have the meaning set forth in the preamble.
"TG Blocker" shall have the meaning set forth in the preamble.
"TG Blocker Charter Documents" shall mean the Certificate of Incorporation and by-laws of TG Blocker.
"TG Blocker Representations" means the representations and warranties of TG Blocker expressly and specifically set forth in Article IV of this Agreement, as modified by the Disclosure Schedule. For the avoidance of doubt, the TG Blocker Representations are solely made by TG Blocker.
"Trade Secrets" means trade secrets, other proprietary know-how and confidential or other proprietary information (including Confidential Information) relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, technologies in development, formulae and information, manufacturing, engineering and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications and similar materials recording or evidencing expertise or information, including those related to products under development.
"Trademarks" means trademarks, trade names, service marks, trade dress, logos, slogans, brand names, corporate names, internet domain names and other indicia of source or origin, whether or not registered, and all goodwill associated with each of the foregoing, together with all registrations and applications for registration of any of the foregoing (including all renewals thereof).
"Transaction Expenses" means an amount equal to, without duplication, all out-of-pocket (a) costs, (b) fees and expenses, (c) sale-related bonuses owed to employees of the Company and its Subsidiaries (including Taxes, fees and expenses of the Company's third-party Representatives) and (d) the cost of the Tail Coverage pursuant to Section 7.9, which, in each such case, are due at Closing or payable as of the Closing, and for which the Company or any of its Subsidiaries is primarily liable in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions by the Company or its Subsidiaries, the Seller Representative, or their Affiliates, and, in each case, that have been incurred (or are subject to reimbursement) prior to and that remain unpaid as of the open of business on the Closing Date and only if triggered without the requirement of any further action by the Company or its Affiliates on or following the Closing (including any termination of employment). In no event shall "Transaction Expenses" or the "Net Working Capital Amount" be deemed to include any fees, liabilities and expenses to the extent incurred by or at that direction of Purchaser (other than any actions or directions given by Purchaser in connection with enforcing the provisions herein or defending any assertion made in connection therewith) or otherwise relating to (i) Purchaser's breach of this Agreement, (ii) Purchaser's or its Affiliates' financing (including obtaining any consent or waiver relating thereto) for the Transactions, (iii) any other liabilities or obligations incurred or arranged by or on behalf of Purchaser or its Affiliates in connection with the Transactions (including any fees payable to any financing institution or the Company's Representatives on behalf of Purchaser or its Affiliates) or (iv) any post-Closing agreements, plans or arrangements between or among Purchaser or its Affiliates, on the one hand, and the Company or its Subsidiaries or Representatives, on the other hand. Notwithstanding the foregoing, "Transaction Expenses" shall also exclude all costs, fees and expenses and payment obligations to the extent included in the Indebtedness Amount or the Net Working Capital Amount.
"Transaction Tax Deductions" means any income Tax deductions allowable under applicable Law to TG Blocker, the Company or any of its Subsidiaries that result from or are attributable to costs, expenses, fees or payments of or by the Sellers, TG Blocker, the Company or any of its Subsidiaries in connection with the Transactions, including all such amounts that are (a) included in Net Working Capital Amount, Indebtedness or Transaction Expenses, (b) bonuses, option consideration, the acceleration or vesting of any equity and any other compensatory amounts payable pursuant to the Transactions and any payroll taxes imposed with respect thereto, (c) deferred financing fees or (d) investment banking fees.
"Transactions" means, collectively, the purchase and sale of the Purchased Securities and the transactions contemplated by this Agreement.
"Transfer Taxes" shall have the meaning set forth in Section 10.3.
"Treasury Regulations" means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
"Undisclosed Liability Deductible Amount" shall have the meaning set forth in Section 11.2(b)(iii).
"Undisclosed Liability Loss" shall have the meaning set forth in Section 11.2(b)(iii).
"Undisclosed Liability Representation Breach" shall have the meaning set forth in Section 11.2(b)(ii).
"Unit Seller" shall have the meaning set forth in the preamble.
"USRPIs" shall have the meaning set forth in Section 1.4(g).
"Valuation Firm" shall have the meaning set forth in Section 2.2.
"VI-C Holdco" shall have the meaning set forth in the preamble.

"WARN Act" shall have the meaning set forth in Section 3.17(c).
Section 12.15    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "ordinary course of business" shall mean "ordinary course of business consistent with past practice." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "$" and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word "shall" denotes a directive and obligation, and not an option. As used in this Agreement, "willful breach" shall mean a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. Any Agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented in accordance with its terms, including by waiver or consent and references to all attachments thereto and instruments incorporated therein, in each case as of the date hereof and only to the extent such agreements, instruments, waivers, consents and attachments were made available prior to the date hereof. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if the Company or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Company at www.rrdvenue.com, such document shall be deemed to have been "delivered," "furnished" or "made available" (or any phrase of similar import) to Purchaser by the Company, but only if such document is made available to all of Purchaser's Representatives with access to such online date room (except as otherwise requested by Purchaser or its Representatives before or after the date hereof) as of 11:59 p.m. (Chicago time) on January 29, 2016 and is not subsequently removed prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1. References to a "manager" or "managers" of the Company or its Subsidiaries in this Agreement means, with respect to the Company, a "Manager" as defined in the Company LLC Agreement or, with respect to such a Subsidiary, a director or manager of such Subsidiary, as applicable.

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened), are material or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Schedule or any Exhibit is or is not required to be disclosed (including whether the amounts or items are required to be disclosed as material or threatened), is material or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 12.16    No Recourse. Notwithstanding any provision of this Agreement or otherwise, but subject to Section 11.10, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party shall, other than pursuant to Section 12.19, have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party.

Section 12.17    Provision Respecting Legal Representation. It is acknowledged by each of the Parties that the Company, the Seller Representative and Madison Dearborn Partners, LLC, a Delaware limited liability company ("MDP"), have retained Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP), Madden, Jiganti, Moore & Sinars LLP and Covington & Burling LLP (collectively, the "Retained Counsel") to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser, TG Blocker and the Company and their respective Subsidiaries hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser, TG Blocker, the Company, and/or its Subsidiaries on the one hand, and the Seller Representative or any Seller, on the other hand, the Retained Counsel may represent the Seller Representative and any Seller in such dispute even though the interests of the Seller Representative or any Seller may be directly adverse to Purchaser, TG Blocker, the Company or its Subsidiaries, and even though the Retained Counsel may have represented TG Blocker, the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, TG Blocker, the Company or any of their Subsidiaries. Purchaser further agrees that, as to all communications among the Retained Counsel, MDP, TG Blocker (prior to the Closing), the Company (prior to the Closing) and/or its Subsidiaries that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and shall not pass to or be claimed by

Purchaser, TG Blocker, the Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, TG Blocker, the Company or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, TG Blocker, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a party in such dispute; provided, however, that neither TG Blocker, the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Seller Representative.

Section 12.18    Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 12.19    Guarantee.

(a)    Parent is executing this Agreement solely to guaranty the payment and performance of Purchaser under this Agreement as set forth below. Parent guarantees irrevocably, absolutely and unconditionally and as a primary obligation (and not as surety only) that Purchaser shall fully, completely and timely pay and perform all of its obligations and assume all of Purchaser's liabilities described in this Agreement, in each case, strictly in accordance with the terms hereof (the "Guaranteed Obligations"). If Purchaser fails or refuses to pay or perform any such obligations and liabilities, Parent shall, without any notice or demand whatsoever, immediately pay or perform such obligations, as applicable. Parent agrees that this guarantee constitutes a guaranty of payment when due and not of collection. Parent hereby expressly waives (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, any requirement that any Party exhaust any right, power or remedy or proceed against Purchaser under this Agreement or any other agreement referred to herein and any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Company or the Seller Representative that might otherwise constitute a defense available to, or discharge of, Parent or any other guarantor or surety (other than a discharge of Parent as guarantor with respect to the payment obligations set forth in Section 2.1 as a result of payment of any such payment obligations in accordance with their terms or as a result of defenses to the payment of any such payment obligations that would be available under this Agreement to Purchaser and such legal or equitable defenses that are available to Purchaser under the terms of this Agreement or applicable Law with respect to the Guaranteed Obligations (other than, in any event, legal or equitable defenses relating to the insolvency, bankruptcy, dissolution, liquidation or reorganization of Purchaser)). The obligations under this Section 12.19 shall survive the Closing and/or a termination of this Agreement and continue in full force and effect thereafter.

(b)    There are no conditions precedent to the enforcement of this Section 12.19. Except as otherwise expressly set forth herein, the obligations of Parent hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon Parent, its successors and assigns and inure to the benefit of, and be enforceable by, the Company and the Seller Representative and its successors and permitted assigns.

(c)    Subject to the other provisions herein, this Section 12.19 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by a Party for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Purchaser, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Purchaser or any substantial part of its property, or otherwise, all as though such payments had not been made. Except for those set forth in clause (a) to this Section 12.19, Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Sellers with respect to the Guaranteed Obligations, as the case may be, except for those available to Purchaser under this Agreement. Notwithstanding anything to the contrary herein, the obligations of Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement, (ii) any furnishing or acceptance of security or exchange or release of any security or (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Purchaser or any change in the structure of Purchaser.

(d)    Representations and Warranties of Parent. Parent represents and warrants to the Company and the Sellers:

(i)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Parent has all requisite corporate power, authority and capacity necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of and performance by Parent under this Agreement have been duly authorized and approved by all necessary corporate action by Parent, and no other corporate action on the part of Parent is necessary to authorize the execution and delivery of and performance by Parent under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the other Parties (other than Purchaser), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of shares of Parent is necessary for Parent's execution of, and performance of its obligations under, this Agreement.
(ii)    Neither the execution, delivery and performance of this Agreement by Parent, nor compliance by Parent with any of the terms or provisions hereof, will (x) conflict with or violate any provision of the certificate of incorporation and bylaws of

Parent, or (y) assuming that each of the required approvals referred to in Section 3.3, Section 5.4 and Section 6.3 is obtained, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, (z) require any consent or other action by any Person under, result in any breach of, or constitute a default or an event that with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, amendment, acceleration or cancellation of any right or obligation of Parent or any of its Subsidiaries or to a loss of benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any of their respective assets or properties, except, in the case of clauses (y) and (z), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent's ability to perform its obligations under this Agreement.

(iii)    Except for filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, other than as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent's ability to perform its obligations hereunder.

(iv)    Parent has or shall have the financial capability to perform its obligations under this Section 12.19 when due, and Parent understands that, under the terms of this Agreement, Parent's obligations hereunder are not in any way contingent or otherwise subject to (x) the consummation by Parent or any of its Affiliates of any financing arrangements, (y) Parent or any of its Affiliates obtaining any financing or (z) the availability of any financing to Parent or any of its Affiliates.

(v)    There is no pending or, to the Knowledge of Parent, threatened Action against Parent, nor is there any Order imposed upon Parent, in each case, by or before any Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent's ability to perform its obligations hereunder.
[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

Company:	SAGE PRODUCTS HOLDINGS II, LLC
By: /s/ D. Scott Brown
Name: D. Scott Brown Its: Chief Executive Officer and Vice Chairman

MDP VI-C:	MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P. By: Madison Dearborn Partners VI-A&C, L.P. Its: General Partner
By: Madison Dearborn Partners, LLC Its: General Partner By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Its: Managing Director

VI-C Holdco:	MDCP VI-C SAGE HOLDINGS, INC. By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Its: Managing Director

TG:	/s/ Thomas Glanzmann
Thomas Glanzmann

TG Blocker:	TG SP HOLDINGS CORP.
By: /s/ Thomas Glanzmann Name: Thomas Glanzmann Its: President and Secretary

GP:	MADISON DEARBORN PARTNERS VI-B, L.P. By: Madison Dearborn Partners, LLC Its: General Partner By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Its: Managing Director

MDP HoldCo:	MDP SAGE HOLDINGS, LLC By: /s/ Timothy P. Sullivan Name: Timothy P. Sullivan Its: Managing Director

Holdings:	SAGE PRODUCTS HOLDINGS, LLC, in its capacity as a Seller and as the Seller Representative By: /s/ D. Scott Brown Name: D. Scott Brown Its: Chief Executive Officer and Vice Chairman

Purchaser:	STAR ACQUISITION SUB INC. By: /s/ Jeanne M. Blondia Name: Jeanne M. Blondia Its: Vice President and Treasurer

Parent:	STRYKER CORPORATION (solely for purposes of Section 12.19) By: /s/ Kevin Lobo Name: Kevin Lobo Its: Chairman and Chief Executive Officer

EXHIBIT A

Restructuring Transactions

EXHIBIT B

Form of Call Option Assignment

EXHIBIT C-1

Form of Company FIRPTA Certificate

EXHIBIT C-2

Form of TG Blocker FIRPTA Certificate

EXHIBIT C-3

Form of MDP VI-C FIRPTA Certificate

EXHIBIT D

Definition of Net Working Capital Amount

EXHIBIT E

Rules of Engagement for Valuation Firm

EXHIBIT F

Allocation Schedule

EXHIBIT G

Illustrative Calculation of Net Working Capital Amount

EXHIBIT H

Form of Escrow Agreement

EXHIBIT I-1

Form of Company Unit Transfer Power

EXHIBIT I-2

Form of TG Blocker Stock Transfer Power